UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Deluxe Corporation
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Deluxe Corporation 3680 Victoria Street N. Shoreview, MN 55126-2966 P.O. Box 64235 St. Paul, MN 55164-0235 www.deluxe.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2015

To the Shareholders of Deluxe Corporation:

It is our pleasure to invite you to the Deluxe Corporation 2015 annual meeting of shareholders.  The annual meeting will be held at Deluxe’s headquarters, located at 3680 Victoria Street North, Shoreview, Minnesota, on Wednesday, April 29, 2015, at 2:00 p.m. Central Time, for the following purposes:

1.              To elect ten directors to hold office until the 2016 annual meeting of shareholders.

2.              To cast an advisory (non-binding) vote on the compensation of our Named Executive Officers (a “Say-on-Pay” vote).

3.              To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

4.              To take action on any other business that may properly come before the meeting and any adjournment thereof.

Shareholders of record at the close of business on March 3, 2015, are entitled to vote at the meeting and at any adjournment thereof.  In this Proxy Statement, we may also refer to Deluxe Corporation as “Deluxe,” the “Company,” “we,” “our,” or “us.”

Once again, we are furnishing proxy materials to our shareholders over the Internet.  This process expedites the delivery of proxy materials, reduces paper waste and saves the Company expense.  In addition, these materials remain easily accessible, and shareholders receive clear instructions for voting and requesting paper copies of the materials if they so desire.

We are mailing the Notice of Internet Availability of Proxy Materials (“Internet Notice”) to shareholders of record beginning on or about March 13, 2015.  The Internet Notice contains instructions on how to access our Proxy Statement and Annual Report, and how to vote online.  In addition, the Internet Notice contains instructions on how to (i) request a paper copy of the Proxy Statement and Annual Report, if you received only an Internet Notice this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.

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It is important that your shares be represented at the annual meeting.  Whether or not you plan to attend the annual meeting in person, please vote as soon as possible to ensure the presence of a quorum and save Deluxe further solicitation expense.  You may vote your shares by telephone or the Internet, or if you received a paper proxy card, you may sign, date and mail the proxy card in the envelope provided.  Instructions regarding the methods of voting are contained in the Internet Notice and in the Proxy Statement.  Voting by telephone, the Internet or mail will not limit your right to vote in person or to attend the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Anthony C. Scarfone
Corporate Secretary

March 10, 2015

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DELUXE CORPORATION

3680 Victoria Street North, Shoreview, Minnesota 55126-2966

Proxy Statement
2015 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, the Board of Directors asks shareholders to vote on the matters disclosed in the Notice of Annual Meeting of Shareholders that preceded this Proxy Statement.  The three proposals scheduled to be voted on at the meeting are to:

•      Elect as directors the ten nominees named in this Proxy Statement;

•      Cast an advisory (non-binding) vote on the compensation of our Named Executive Officers (“Say-on-Pay”); and

•      Ratify the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

We will also consider any other business that may be properly presented at the meeting (although we are not expecting any other matters to be presented), and management will report on Deluxe’s performance during the last fiscal year and respond to questions from shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•      FOR the election of all of the nominees for director;

•      FOR the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement; and

•      FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Who is entitled to vote at the meeting?

The Board has set March 3, 2015, as the record date for the meeting.  If you were a shareholder of record at the close of business on March 3, 2015, you are entitled to vote at the meeting.  You have one vote for each share of common stock you held on the record date.

As of the record date, 49,917,161 shares of Deluxe common stock were outstanding.  Deluxe does not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business.  The presence of shareholders who can direct the vote of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum.  A shareholder is counted present at the meeting if the shareholder (1) is present and votes in person at the meeting, or (2) has properly submitted a proxy or voted by telephone or the Internet.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are still considered the beneficial owner of the shares, but your shares are held in “street name.”

How do I vote my shares?

We are mailing the Notice of Internet Availability of Proxy Materials to shareholders of record on or about March 13, 2015.  If your shares are held in street name, your broker or other agent is responsible for sending you an Internet Notice.  You will not receive a printed copy of these proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice.  Instead, the Internet Notice will instruct you how to access and review all of the important information contained in these proxy materials.  The Internet Notice also instructs you about how you may vote by the Internet.  If you received an Internet Notice by mail and would like to receive a printed copy of these proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

Voting by the Internet — You can simplify your voting by voting your shares using the Internet as instructed in the Internet Notice.  The Internet procedures are designed to verify your identity, to allow you to vote your shares and confirm that your instructions have been properly recorded.  Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (CT) on April 28, 2015.  You may access this Proxy Statement and related materials by going to http://www.investoreconnect.com and entering the control number as shown on your Internet Notice.  You will then be directed to select a link to www.proxyvote.com where you will be able to vote on the proposals presented here.

Voting by Mail — Shareholders who receive a paper proxy card may elect to vote by mail (instead of by the Internet or telephone) and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanies the paper proxy card.  Proxy cards submitted by mail must be received by the time of the annual meeting in order for your shares to be voted.  Shareholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Internet Notice received from your broker or other agent, and then completing, signing and dating the voting instructions card provided by the broker or other agent and mailing it in the pre-addressed envelope provided.

Voting by Telephone — Shareholders also may elect to vote using the telephone by calling 800-690-6903 (toll-free).  The telephone voting procedures have been set up for your convenience.  The procedures have been designed to verify your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

It means you hold shares registered in more than one account.  To ensure that all of your shares are voted, if you vote by telephone or the Internet, vote once for each Internet Notice you receive.  If you wish to consolidate your accounts, please contact our stock transfer agent, Wells Fargo Bank, N.A., at P.O. Box 64854, St. Paul, Minnesota 55164 or by telephone at 800-468-9716 (toll-free).

You also may receive a “voting instructions” card which looks very similar to a proxy card.  Voting instructions are prepared by brokers, banks or other nominees for shareholders who hold shares in street name.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.  However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the meeting, or are otherwise unable to attend.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you provide a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the meeting.

What vote is required to elect directors?

In accordance with Minnesota law, directors are elected by a plurality of votes cast.  This means that the ten director nominees receiving the highest number of votes will be elected, provided that a quorum is present at the meeting. Our Corporate Governance Guidelines (discussed in the “Corporate Governance Principles” section below) set forth our procedures if a director nominee is elected in an uncontested election, but receives more “WITHHOLD” votes than “FOR” votes.  (See “How are Votes Counted?” below.) Under the terms of these Guidelines, in an uncontested election, any director nominee who receives a greater number of “WITHHOLD” votes than “FOR” votes is required to tender his or her resignation following the certification of the shareholder vote.  Our Corporate Governance Committee is then required to make recommendations to the Board with respect to any such letter of resignation.  The Board is required to take action with respect to this recommendation and to disclose its decision-making process.  Full details of this policy are set forth under “Item 1: Election of Directors.”

What vote is required on proposals other than the election of directors?

With respect to Items 2 (Say-on-Pay) and 3 (ratification of independent accounting firm), the affirmative vote of a majority of the shares present and entitled to vote with respect to that item is required for the approval of the item (provided that the total number of shares voted in favor of the proposal constitutes more than 25 percent of the outstanding shares).  Item 2 (Say-on-Pay) is a nonbinding advisory vote intended to solicit the input of our shareholders on this matter.

How are votes counted?

For Item 1, shareholders may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors.  For Items 2 and 3, shareholders may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you vote “WITHHOLD” or “ABSTAIN,” your shares still will be counted as present at the meeting for the purposes of determining a quorum.

If you “WITHHOLD” authority to vote for one or more of the directors, this has the same effect as a vote against the director or directors.  If you “ABSTAIN” from voting on a proposal, your abstention has the same effect as a vote against the proposal.

What if I do not specify how I want my shares voted?

If your shares are held in street name and you do not provide voting instructions to your broker, bank or nominee, your shares will be counted as present at the meeting for purposes of determining a quorum but, in accordance with applicable law and the rules of the New York Stock Exchange, may not be voted on Item 1: Election of Directors or Item 2:  Advisory Vote on Compensation of Named Executive Officers.  Shares for which you do not provide voting instructions may, however, be voted on Item 3: Ratification of Appointment of Independent Registered Public Accounting Firm, at the discretion of your broker, bank or nominee.

If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote them:

•      FOR the election of all of the nominees for director;

•      FOR the compensation of the Company’s Named Executive Officers; and

•      FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

What is the effect of not casting my vote?

If your shares are held in street name, it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement) and the advisory vote related to the compensation of the Company’s Named Executive Officers (Item 2 of this Proxy Statement).  If you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote on these matters, no votes will be cast on your behalf. Your broker, bank or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 3 of this Proxy Statement).

Can I change my vote?

Yes.  If you are a shareholder of record, you can change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•      by sending a written notice of revocation to Deluxe’s Corporate Secretary;

•      by submitting another properly signed proxy card at a later date to Deluxe’s Corporate Secretary;

•      by submitting another proxy by telephone or the Internet at a later date; or

•      by voting in person at the meeting.

If you hold your shares in street name, you should follow the voting instructions provided to you by your broker, bank or other nominee.

Who pays the cost of proxy preparation and solicitation?

Deluxe pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners.  We have retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $8,000, plus associated costs and expenses.

We are soliciting proxies primarily by use of the Internet.  In addition, proxies may be solicited by mail, telephone or facsimile, or personally by directors, officers and regular employees of Deluxe.  These individuals receive no additional compensation for these services.

STOCK OWNERSHIP AND REPORTING

Director and Executive Officer Stock Ownership and Sale Guidelines

The Board has established stock ownership guidelines for directors and executive officers.  These guidelines set ownership targets for each director and executive officer, with the expectation that the target be achieved within five years of the date the individual becomes subject to the target.  The guidelines restrict a director’s or executive officer’s ability to sell shares received upon the exercise of options or vesting of other stock-based awards until they have achieved their ownership targets.  The ownership target for non-employee directors is shares of the Company’s common stock having a value of at least five times the current amount of the annual Board retainer.  Executive officers have targets based on a multiple of their annual base salary.  The ownership target for the Chief Executive Officer (“CEO”) is five times his annual base salary, the target for each of the Company’s Senior Vice Presidents is two and one-half times his or her annual base salary (this requirement was increased effective 2014; the previous requirement was two times annual salary), and the target for the Company’s Vice Presidents who are members of the Company’s “Executive Leadership Team” (a group consisting of the executive officers named in the Summary Compensation Table that appears later in this Proxy Statement plus four other executive officers of the Company) is one-and-one-half times his or her annual base salary.

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of March 3, 2015 (unless otherwise noted), the number of shares of common stock beneficially owned by (1) each person or entity known by Deluxe to beneficially own more than five percent of Deluxe’s outstanding common stock, (2) each executive officer named in the Summary Compensation Table that appears in the “EXECUTIVE COMPENSATION” section of this Proxy Statement (each, a “Named Executive Officer” or “NEO”), (3) each director and nominee for director, and (4) all of the current directors, nominees and executive officers of Deluxe as a group.  Except as otherwise indicated in the footnotes below, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	5,832,584	11.7

The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	3,435,365	6.9

Lee J. Schram (3)	623,038	1.24

John D. Filby (4)	59,968	*

Terry D. Peterson (5)	79,829	*

Malcolm J. McRoberts (6)	90,272	*

Anthony C. Scarfone (7)	104,005	*

Ronald C. Baldwin (8)	20,468	*

Charles A. Haggerty (9)	38,487	*

Don J. McGrath (10)	27,990	*

Cheryl E. Mayberry McKissack (11)	26,409	*

Neil J. Metviner (12)	16,277	*

Stephen P. Nachtsheim (13)	44,508	*

Mary Ann O’Dwyer (14)	35,321	*

Thomas J. Reddin(15)	2,919	*

Martyn R. Redgrave (16)	56,127	*

All directors, nominees and executive officers as a group (20 persons) (17)	1,308,521	2.6

* Less than 1 percent.

(1)           Based on a Schedule 13G filed with the Securities and Exchange Commission on January 9, 2015, reporting beneficial ownership as of December 31, 2014.  The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.

(2)           Based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2015 reporting beneficial ownership as of December 31, 2014.  The power to vote or direct the vote of these shares generally resides within funds managed or advised by the reporting person and/or its subsidiaries.

(3)           Includes 366,344 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 61,246 shares of restricted stock.

(4)           Includes 47,500 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 6,055 shares of restricted stock.

(5)           Includes 56,336 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 6,950 shares of restricted stock.

(6)           Includes 64,424 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 6,155 shares of restricted stock.

(7)           Includes 68,221 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 4,344 shares of restricted stock.

(8)           Includes 2,275 restricted stock units received in lieu of an annual restricted stock grant and 4,424 restricted stock units received in lieu of director’s fees pursuant to the Deluxe Corporation Non-Employee Director Stock and Deferral Plan (the “Director Plan”).

(9)           Includes 2,275 restricted stock units received in lieu of an annual restricted stock grant, 727 shares held by the Haggerty Family Trust, and 23,878 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(10)         Includes 2,275 shares of restricted stock, 2,000 shares held in trust and 21,713 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(11)         Includes 2,275 shares of restricted stock.

(12)         Includes 2,275 shares of restricted stock.

(13)         Includes 2,275 restricted stock units received in lieu of an annual restricted stock grant, 3,582 shares held by the Nachtsheim Family Trust, and 24,203 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(14)         Includes 2,275 restricted stock units received in lieu of an annual restricted stock grant, and 23,718 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(15)         Includes 2,275 restricted stock units received in lieu of an annual restricted stock grant.

(16)         Includes 2,275 shares of restricted stock, and 9,360 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(17)         Includes 637,625 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 111,653 shares of restricted stock, and 116,396 restricted stock units received in lieu of annual restricted stock grants and directors’ fees pursuant to the deferral option under the Director Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations, require Deluxe’s directors and executive officers, and any persons holding more than ten percent of Deluxe’s common stock (collectively, “Reporting Persons”), to report their initial ownership of Deluxe securities and any subsequent changes in that ownership to the Securities and Exchange Commission (“SEC”).  Based on our review of the reports filed and written representations submitted by the Reporting Persons, we believe that all Reporting Persons timely filed all required Section 16(a) reports for the most recent fiscal year.

ITEM 1: ELECTION OF DIRECTORS

Nominees for Election

There are currently ten individuals serving on the Board of Directors.  Each director’s term expires as of the date of the annual meeting of shareholders.

The Board has determined that the size of the Board will be ten directors as of the date of the annual meeting of shareholders and recommends that the ten individuals presented on the following pages be elected to serve on the Board until the 2016 annual meeting of shareholders.  All of the nominees are current directors.  In addition, with the exception of Mr. Schram, who serves as Deluxe’s CEO and therefore by definition cannot be deemed independent, all nominees have been determined by the Board to meet the independence standards of the New York Stock Exchange (see the discussion of Director Independence in the “BOARD STRUCTURE AND GOVERNANCE” section of this Proxy Statement).

Each of the ten individuals listed below has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected.  However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

Pursuant to our Corporate Governance Guidelines (discussed in the “Corporate Governance Principles” section below), the following policy applies to the election of directors:

At any shareholder meeting at which directors are subject to an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of “WITHHOLD” votes from his or her election than “FOR” votes shall submit to the Board within five (5) business days of certification of the shareholder vote by the Inspector of Elections a written offer to resign from the Board.

The Corporate Governance Committee shall promptly consider the resignation offer and recommend to the full Board whether to accept it.  In considering whether to accept or reject the resignation offer, the Corporate Governance Committee will consider all factors deemed relevant by members of the Committee, including, without limitation, (i) the perceived reasons that shareholders withheld votes from the director, (ii) the length of service and qualifications of the director, (iii) the director’s contributions to the Company, (iv) compliance with applicable listing standards, (v) the purpose and provisions of these guidelines, and (vi) the best interests of the Company and its shareholders.

To the extent that one or more director resignations are accepted by the Board, the Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies, or to reduce the size of the Board.

Any director who tenders his or her offer to resign from the Board pursuant to this provision shall not participate in the Corporate Governance Committee or Board deliberations regarding whether to accept the offer of resignation.

The Board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the vote, or rejection of the resignation offer.  Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four (4) business days of the Board’s determination.

RONALD C. BALDWIN	Age 68
Director since June 2007

Vice Chairman (Retired), Huntington Bancshares Inc.

Mr. Baldwin served as Vice Chairman of Huntington Bancshares Inc., a regional bank holding company, from April 2001 until his retirement in December 2006. Mr. Baldwin was responsible for overseeing Huntington’s regional banking line of business, which provided both commercial and retail financial products and services through nearly 400 regional banking offices. Mr. Baldwin is a 35-year veteran of the banking and financial services industry. As such, he is able to provide Deluxe with unique insight into the challenges faced by financial institutions, particularly within the community bank sector, where the Company believes it has the opportunity to expand the business services and solutions offered to these financial institutions. The experience acquired by Mr. Baldwin throughout his career also makes him adept in offering counsel on matters related to corporate finance and capital structure, all of which serve the needs of Deluxe and its shareholders as the Company seeks to maintain financial discipline while pursuing growth opportunities.

CHARLES A. HAGGERTY	Age 73
Director since December 2000

Chairman (Retired), Western Digital Corporation

Mr. Haggerty was Chairman of the Board of Western Digital Corporation, a manufacturer of hard disk drives, from July 1993 until his retirement in June 2000. Mr. Haggerty also was Chief Executive Officer of Western Digital from July 1993 to January 2000, and was President from June 1992 to July 1993. Prior to joining Western Digital, Mr. Haggerty spent more than 28 years in various management and executive positions with IBM Corporation. Aside from Mr. Haggerty’s strong background in business operations and management, he is a seasoned public company director, having served for more than 19 years on public company boards. During portions of the past five years, Mr. Haggerty served on the boards of directors of the following public companies, in addition to ours: Beckman Coulter, Inc.; Imation, Inc.; LSI Corp.; and Pentair, Ltd. He no longer serves on the board of directors of any public company other than Deluxe. During his tenure as a public company director, he has chaired finance, audit, compensation and governance committees, and has served as chairman of the board and as a lead independent director, all of which allows him to bring a broad-based set of corporate governance perspectives and experience to the Deluxe Board.

CHERYL E. MAYBERRY McKISSACK	Age 59
Director since December 2000

Chief Operations Officer, Johnson Publishing Company, and President of JPC Digital

Ms. Mayberry McKissack was appointed COO of Johnson Publishing Company (“JPC”) and President of its affiliate, JPC Digital, on January 1, 2013. Johnson Publishing Company is the preeminent publishing, cosmetic and digital media company for people of color. Ms. Mayberry McKissack also is President and CEO of Nia Enterprises, LLC, a Chicago-based online research, marketing, and digital consulting firm she founded in 2000. Ms. Mayberry McKissack has provided project support to JPC for several years under a consulting relationship between Nia Enterprises and JPC, and her expanded role with JPC as COO and President of JPC Digital now constitutes her principal responsibility. Prior to founding Nia Enterprises, Ms. Mayberry McKissack served as the Worldwide Senior Vice President and General Manager for Open Port Technology and was Vice President for the Americas and a founding member of the Network Systems Division for 3Com (formerly U.S. Robotics). She also serves as a director of Private Bancorp Inc., and in 2005 was named as an Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University. As a successful entrepreneur and digital technology executive, Ms. Mayberry McKissack brings a unique perspective to the Board as the Company pursues its growth strategies within the Small Business Services segment. Given that a key component of Deluxe’s strategy for growing this segment involves Internet-based marketing and new media solutions, Ms. Mayberry McKissack’s experience in these areas is a valuable complement to the skills and experience she brings to the Board as a small business owner and executive of several technology and new business ventures.

DON J. McGRATH	Age 66
Director since June 2007

Managing Partner, Diamond Bear Partners, LLC

Diamond Bear Partners, LLC is an investment company co-founded by Mr. McGrath in December 2009. At the end of 2009, Mr. McGrath retired as Chairman of BancWest Corporation, a $70 billion bank holding company serving nearly four million households and businesses. Mr. McGrath served as BancWest’s Chairman and CEO from January 2005 through December 2009, and as a director from 1998. Prior to becoming CEO, he served as BancWest’s President and Chief Operating Officer from November 1998 to December 2004. From May 2005 through December 2009, Mr. McGrath also served as Chairman of the Board of Bank of the West (a BancWest subsidiary) and as CEO from 1996 to 2007. In 2008, he was appointed to the President’s Council on Financial Literacy. He has nearly 40 years of experience in the banking and financial services industry, particularly in the large bank sector, enabling him to provide the Company with valuable insight into this important portion of Deluxe’s customer base. He also led BancWest through an era of significant growth and therefore is well-suited for the Deluxe Board as the Company continues to execute its transformational growth strategies.

NEIL J. METVINER	Age 56
Director since June 2007

Chief Marketing Officer, Output Services Group, Inc.

Mr. Metviner joined Output Services Group, Inc. (“OSG”) as their Chief Marketing Officer in January of 2011. OSG provides invoice and statement printing and presentment services, emphasizing their use as marketing tools. Mr. Metviner is responsible for all marketing activities, organic growth initiatives and major account management. Prior to joining OSG, Mr. Metviner served in various executive capacities with Pitney Bowes, Inc., a global mailstream technology company serving one million businesses in North America and over two million customers worldwide. Mr. Metviner joined Pitney Bowes in 2000 as President of Pitney Bowes Direct, having management responsibility for serving the company’s U.S. small business customer base, together with various international markets. From September 2007 until leaving the company at the end of December 2009, Mr. Metviner assumed full oversight responsibility for the company’s European mailstream operations. As President of Pitney Bowes Direct and in his current role with OSG, Mr. Metviner has acquired extensive knowledge in marketing to, and otherwise serving, small business customers. This knowledge is particularly relevant to Deluxe’s strategic growth initiatives within the Small Business Services segment, from where it is expected that a significant portion of the Company’s growth will be derived. In addition, Mr. Metviner has spent more than 20 years in senior leadership positions responsible for new product development, management and marketing, all of which areas also are key components of Deluxe’s enterprise-wide growth strategies.

STEPHEN P. NACHTSHEIM	Age 70
Director since November 1995; Immediate Past Chairman of the Board

Vice President (Retired), Intel Corporation

Mr. Nachtsheim served as Non-Executive Chairman of the Board of Deluxe from November 2005 through July 2012. Prior to that, he served as the Board’s Lead Independent Director, a role he had assumed in December 2003. Mr. Nachtsheim was a Corporate Vice President of Intel Corporation, a designer and manufacturer of integrated circuits, microprocessors and other electronic components, and the co-director of Intel Capital from 1998 until his retirement in August 2001. Mr. Nachtsheim’s experience in the information technology area and in overseeing investments in product development initiatives is well-suited to Deluxe’s own transformational initiatives, many of which rely on the support of information technology. As the longest tenured member of the Deluxe Board, as well as having served in a Board leadership role for nearly a decade, Mr. Nachtsheim also brings a unique historical perspective to the Board’s role in guiding strategic discussions, together with a wealth of experience in managing the work of the Board and the role it plays in serving the interests of Deluxe shareholders.

MARY ANN O’DWYER	Age 59
Director since October 2003

Former Senior Vice President, Finance and Operations, and Chief Financial Officer, Wheels, Inc.

Ms. O’Dwyer previously served in various executive capacities with Wheels, Inc., a leading provider of fleet management services to Fortune 1000 companies, including Chief Financial Officer, from May 1994 until June 2013, and Senior Vice President of Operations from December 1999 until December 2013.  Ms. O’Dwyer also served as a director of Wheels, Inc. and its parent company, Frank Consolidated Enterprises.  In addition to the strong financial acumen and operational background she brings to the Board, Ms. O’Dwyer’s experience at Wheels and Frank Consolidated Enterprises has included analyzing the strength of a company’s financial condition, assessing credit risks, accessing capital markets, and implementing internal control systems and risk mitigation strategies.  These qualifications serve Deluxe and its shareholders not only by helping to oversee the integrity of Deluxe’s financial statements, but also in supporting the Company’s strategies to ensure access to capital and in evaluating potential acquisition candidates as part of the Company’s growth strategies.

THOMAS J. REDDIN	Age 54
Director since February 2014

Managing Partner, Red Dog Ventures, LLC

Mr. Reddin is the principal of Red Dog Ventures, a venture capital and advisory firm for early stage digital companies, which he founded in 2007, and of which he has been the managing partner since June 2009.  From January 2008 until June 2009, Mr. Reddin served as the Chief Executive Officer of Richard Petty Motorsports, a top five NASCAR team.  Prior to founding Red Dog Ventures, Mr. Reddin worked at LendingTree.com, an on-line lending exchange, including serving as Chief Executive Officer from 2005 to 2007.  He joined LendingTree in 1999 as Chief Marketing Officer, and also served as Chief Operating Officer from 2000 until he was named Chief Executive Officer.  Mr. Reddin also spent 17 years in the consumer goods industry, including 12 years at Kraft General Foods and five years at Coca-Cola USA, where he managed the Coca-Cola brand as Vice President of Consumer Marketing.  Mr. Reddin currently serves on the boards of directors of Tanger Factory Outlet Centers, Inc., Premier Farnell PLC (a company traded on the London Stock Exchange), and Asbury Automotive Group, Inc., and has previously served on the boards of R.H. Donnelley Corporation and Valassis Communications Inc.  The most recent addition to the Deluxe Board, Mr. Reddin brings a wealth of experience in the development and marketing of digitally-based services and brand management, all of which are central components of Deluxe’s growth strategy.  In addition, Mr. Reddin’s extensive leadership experience, including serving on multiple public company boards and audit committees, further qualify him for his role as a member of the Deluxe Board.

MARTYN R. REDGRAVE	Age 62
Director since August 2001; Non-Executive Chairman since August 2012

Non-Executive Chairman of Deluxe and CEO of Agate Creek Partners, LLC

Mr. Redgrave became a director in August 2001, and was appointed Non-Executive Chairman of the Board on August 1, 2012. He also serves as Managing Partner and CEO of Agate Creek Partners, LLC, a professional governance and consulting services company co-founded by Mr. Redgrave in July 2014. From August 2012 until his retirement in August 2014, he served as Senior Advisor to L Brands, Inc. (formerly known as Limited Brands, Inc.). Mr. Redgrave previously served as Limited Brands’ executive vice president and chief administration officer from March 2005 to August 2012, and also chief financial officer from January 2006 to May 2007. L Brands is one of the world’s leading personal care, beauty, intimate apparel and apparel specialty retailers. Mr. Redgrave also serves on the board of directors of Popeyes Louisiana Kitchen, Inc., and is chair of their audit committee. In addition to bringing extensive operations management experience and financial and accounting acumen to the Board, Mr. Redgrave’s background in overseeing the reporting systems and controls of complex business operations is particularly relevant to the work of the Deluxe Board. Throughout his career, Mr. Redgrave has had direct involvement with matters similar to those encountered by Deluxe, such as operations management, financial reporting and controls, enterprise risk management, information technology systems, data management and protection, and access to capital markets. His background also includes M&A financial analysis, a continuing area of importance for Deluxe.

LEE J. SCHRAM	Age 53
Director since May 2006

Chief Executive Officer of Deluxe

Mr. Schram became CEO of Deluxe Corporation on May 1, 2006. Prior to joining Deluxe, Mr. Schram served as Senior Vice President of NCR Corporation’s Retail Solutions Division, with responsibilities for NCR’s global retail store automation and point-of-sale solutions business, including development, engineering, marketing, sales, and support functions. Mr. Schram began his professional career with NCR Corporation in 1983, where he held a variety of positions of increasing responsibility that included both domestic and international assignments. From September 2000 to January 2002, he served as Chief Financial Officer for the Retail and Financial Group. Thereafter, he became Vice President and General Manager of Payment and Imaging Solutions in NCR’s Financial Services Division, a position he held until March 2003, when he became Senior Vice President of the Retail Solutions Division. Mr. Schram has also served as a member of the board of directors of G&K Services, Inc., since November 2014. He is the sole member of the Company’s management represented on the Board.

The Board of Directors recommends that you vote FOR the election of each nominee named on the preceding pages.

BOARD STRUCTURE AND GOVERNANCE

Board Oversight and Director Independence

Deluxe’s business, property and affairs are managed under the general direction of our Board of Directors.  In providing this oversight, the Board adheres to a set of Corporate Governance Guidelines designed to ensure that the Board has access to relevant information, and is structured and operates in a manner allowing it to exercise independent business judgment.

A critical component of our corporate governance philosophy is that a majority of our directors, and preferably a substantial majority, be individuals who meet strict standards of independence, meaning that they have no relationship with Deluxe, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to Deluxe and its shareholders.  The listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our directors be independent, and that our Corporate Governance, Audit and Compensation Committees be comprised entirely of independent directors.  In order to be deemed independent, a director must be determined by the Board to have no material relationship with Deluxe other than as a director.  In accordance with the NYSE listing standards, our Board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors is determined, including restrictions on the nature and extent of any affiliations that directors and their immediate family members may have with Deluxe, its independent registered public accounting firm, or any commercial or not-for-profit entity with which Deluxe has a relationship.  Consistent with SEC regulations and NYSE listing standards, our Director Independence Standards also prohibit Audit and Compensation Committee members from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from Deluxe, other than in their capacity as Board or committee members.  The complete text of our Director Independence Standards is posted on our Investor Relations website at www.deluxe.com/about-deluxe/investor-relations/corporate-governance.

The Board has determined that every director and nominee, with the exception of Mr. Schram, satisfies our Director Independence Standards.  The Board also has determined that every member of its Corporate Governance, Audit and Compensation Committees is independent.

Corporate Governance Principles

As indicated above, our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities.  These Guidelines address a broad range of topics, including director qualifications, director nomination processes, director retirement policies, Board and committee structure and processes, director education, CEO evaluation, management succession planning and conflicts of interest.  The complete text of the Guidelines is posted on our Investor Relations website at www.deluxe.com/about-deluxe/investor-relations/corporate-governance.  A copy of the Guidelines is available in print free of charge to any shareholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Board Effectiveness and Evaluations

Our Board and each Board committee conduct annual self-evaluations of their performance and processes, which are overseen by the Board’s Corporate Governance Committee.  These evaluations are designed to ensure that the Board and committees are functioning effectively and to identify any issues or potential areas for improvement.  In addition, during 2014, an independent, third-party governance expert was engaged to supplement the Board’s own self-evaluation process.  This third party interviewed each director to obtain his or her assessment of the effectiveness of the Board and committees, as well as individual director performance and board dynamics.  The third-party expert organized and summarized the feedback from these interviews, and then discussed the feedback with the Board and with each individual director.  Recommendations for addressing areas of opportunity from these evaluation processes were then developed by the Corporate Governance Committee for the Board’s review and consideration.

Code of Ethics and Business Conduct

All of our directors and employees, including our CEO, Chief Financial Officer and other executive officers, are required to comply with our Code of Ethics and Business Conduct (“Code of Ethics”) to help ensure that our business is conducted in accordance with legal and ethical standards.  Our Code of Ethics requires strict adherence to the letter and spirit of all laws and regulations applicable to our business, and also addresses professional conduct, including customer relationships, respect for co-workers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information.  Employees are required to bring any violations or suspected violations of the Code of Ethics to Deluxe’s attention through management or Deluxe’s law department, or by using our confidential ethics and compliance hotline.  The full text of our Code of Ethics is posted on our Investor Relations website at www.deluxe.com/about-deluxe/investor-relations/corporate-governance.  The Code of Ethics is available in print free of charge to any shareholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Related Party Transaction Policy and Procedures

The Board maintains written procedures under which the Corporate Governance Committee is responsible for reviewing potential or actual conflicts of interest, including any proposed related party transactions and interlocking relationships involving executive officers and Board members.  The Committee determines whether any such potential or actual conflicts would require disclosure under securities laws, cause a director to be disqualified from being deemed independent, or cause a transaction being considered by the Board to be voidable if the conflict were not disclosed.  The Committee also considers whether the proposed transaction would result in a violation of any law or be inappropriate in light of the nature and magnitude of any interest of the director or executive in the entity or transaction giving rise to the potential conflict.

The Committee may take those actions it deems necessary, with the assistance of any advisors it deems appropriate, in considering potential conflicts of interest.  While it is expected that in most instances the Committee can make the necessary determination, where required by state law or warranted by the significance of the issue, the matter will be referred to the full Board for resolution.

Deluxe maintains a commercial relationship with Wheels, Inc., which was reviewed and approved under these procedures.  Wheels, Inc. is a $1.6 billion company that provides automobile leasing, fleet management and related services.  Deluxe selected Wheels, Inc. to provide these services as the result of a competitive bidding process in which several other service providers also participated.  Ms. O’Dwyer was an executive with Wheels, Inc., until April 2014, but is no longer affiliated with that company and did not participate in the bidding or selection process.  Under the terms of the arms-length contract governing this relationship, Deluxe’s aggregate payments to Wheels, Inc. for 2014 were approximately $757,900, which amount is well below the thresholds for independence established by the NYSE and provided for in our Director Independence Standards.  The relationship with Wheels, Inc. was duly considered by the Board in making its determination that Ms. O’Dwyer is independent.

Board Composition and Qualifications

Our Corporate Governance Committee also oversees the process for identifying, evaluating and recommending the nomination of candidates for the Board of Directors.  While not maintaining a specific policy on Board diversity requirements, we do believe that our directors should have diverse backgrounds and possess a variety of qualifications, experience and knowledge that complement the attributes of other Board members and enable them to contribute effectively to the evaluation of our business strategies and to the Board’s oversight role.  Deluxe also believes that a predominance of Board members should have a background in business, including experience in markets served by the Company or in which it is developing product and service offerings, and recognizes the benefit of Board members having an understanding of the methods by which other boards address issues common to publicly traded companies.  We also believe the Board should include both actively employed and retired senior corporate officers, and that directors should range in age so as to maintain a sound balance of board tenure and experience, as well as staggered retirement dates.  The Board believes that the diverse mix of skills, qualifications and experience represented by the nominees (as addressed more fully in the section of this Proxy Statement entitled “ITEM 1: ELECTION OF DIRECTORS”), as well as its ongoing evaluation and continuous improvement processes (discussed above under heading “Board Effectiveness and Evaluations”), enables the Board to perform its responsibilities effectively.

The Board of Directors has established the following specific guidelines for nominees to the Board:

•      A majority of the Board must be comprised of independent directors, the current standards for which are discussed above under “Board Oversight and Director Independence.”

•      As a general rule, non-employees should not be nominated for re-election to the Board after their 75th birthday, although the Board retains the ability to grant exemptions to that age limit where it determines that such an exemption will serve the interests of Deluxe and its shareholders.

•      A non-employee director who ceases to hold the employment position held at the time of election to the Board, or who has a significant change in position, must offer to resign.  The Corporate Governance Committee will then consider whether the change of status is likely to impact the director’s qualifications and make a recommendation to the Board as to whether the resignation should be accepted.

•      Management directors who terminate employment with Deluxe must offer to resign.  The Board will then decide whether to accept the director’s resignation, provided that no more than one former CEO should serve on the Board at any one time.

Other selection criteria used to evaluate potential candidates may include:  successful senior level business management experience or experience that fulfills a specific Company need; prior experience and proven accomplishment as a director of a public company, which may include experience and accomplishment as a member of specific board committees; availability and commitment to attend Board and committee meetings; a reputation for honesty and integrity; interest in serving the needs of shareholders, employees and communities in which we operate; and compatibility with existing directors.

Director Selection Process

All Board members are elected annually by our shareholders, subject to the Board’s right to fill vacancies in existing or new director positions on an interim basis.  Based on advice from the Corporate Governance Committee, each year the Board recommends a slate of nominees to be presented for election at the annual meeting of shareholders.

The Corporate Governance Committee considers candidates recommended by members of the Board or recommended by our shareholders, and the Committee reviews such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates recommended by our shareholders are evaluated under the same criteria and using the same procedures as candidates recommended by Board members. In order for such shareholder recommendations to be considered, shareholders must provide the Corporate Governance Committee with sufficient written documentation to permit a determination by the Board as to whether such a candidate meets the required and desired director selection criteria set forth in our bylaws and our Corporate Governance Guidelines, as outlined above.  Such documentation and the name of the recommended director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Corporate Governance Committee for consideration.

When a vacancy or a new position on the Board needs to be filled, the CEO, in consultation with the Chair of the Corporate Governance Committee, drafts a profile of the candidate he or she believes would provide the most meaningful contributions to the Board as a whole.  The profile is submitted to the Committee for approval.  In order to properly staff its various committees and support its succession planning initiatives, the Board currently believes that a Board consisting of nine to eleven directors is the optimal size.  The Committee has made it a practice in recent years to engage third-party search firms to assist it in identifying suitable candidates for open director positions.

The firms selected, as well as the specific terms of the engagement, are based on the specific search criteria established by the Committee.  Members of the Board also are given the opportunity to submit names of potential candidates based on the profile developed.  Each candidate is subject to an initial screening process after which the Committee selects the candidates that it wishes to interview.  The Chair of the Board, the CEO and at least a majority of the Committee interviews each selected candidate and, concurrently with the interviews, the candidate must confirm his or her availability for regularly scheduled Board and committee meetings.  The Committee also will assess each candidate’s potential conflicts of interest and the ways in which their qualifications, experience and knowledge complement those of the members of the Board.  The Committee reviews the interviewers’ reports and recommendations, and makes the final determination as to which candidates are recommended for election to the Board.  Depending on when suitable candidates are identified, the Board may decide to appoint a new director to serve on the Board until the next annual meeting of shareholders.

Our bylaws require any shareholder wishing to formally nominate a candidate at the annual meeting of shareholders to give written notice of the nomination to our CEO or Corporate Secretary no later than 120 days prior to the first anniversary of the previous year’s annual meeting.  The shareholder must attend the meeting with the candidate and propose the candidate’s nomination for election to the Board at the meeting.  The shareholder’s notice must set forth as to each nominee (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the number of shares of our stock owned by the person, (4) the written and acknowledged statement of the person that such person is willing to serve as a director, and (5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act if the candidate had been nominated by or on behalf of the Board.  No shareholders submitted director nominations in connection with this year’s meeting.  Any shareholders desiring to present a candidate at the 2016 annual meeting of shareholders must furnish the required notice no later than December 31, 2015.

Meetings and Committees of the Board of Directors

There were five meetings of the Board of Directors in 2014, all of which were regular meetings.  Each director attended, in person or by telephone, at least 75 percent of the aggregate of all meetings of the Board and its committees on which he or she served during the year.  It is our policy that directors attend our annual shareholder meetings.  All directors attended our annual shareholder meeting in 2014.

The Board of Directors currently has four standing committees:

•      Audit Committee;

•      Compensation Committee;

•      Corporate Governance Committee; and

•      Finance Committee.

Each of the Board committees has a written charter, approved by the Board, establishing the authority and responsibilities of the committee.  Each committee’s charter is posted on our Investor Relations website at www.deluxe.com/about-deluxe/investor-relations/corporate-governance.  A copy of each charter is available in print free of charge to any shareholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126-2966.

The following tables provide a summary of each committee’s responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors currently serving on each committee.

Audit Committee

Principal Responsibilities

•      Appoints and replaces the independent registered public accounting firm, subject to ratification by our shareholders, and oversees the work of the independent registered public accounting firm.

•      Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees.

•      Reviews and discusses with management and the independent registered public accounting firm our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Deluxe’s Annual Report on Form 10-K.

•      Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements.

•      Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls.

•      Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and other material written communications between the independent registered public accounting firm and management.

•      Reviews and discusses with management our earnings press releases, including the use of any “pro forma” or “adjusted” information outside of generally accepted accounting principles, as well as financial information and earnings guidance.

•      Oversees the work of our internal auditors.

•      Reviews the effectiveness of Deluxe’s legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls and auditing matters.

•      Reviews and discusses with management our risk assessment and risk management practices.

Number of meetings in 2014: 9 Directors who serve on the committee: Mary Ann O’Dwyer, Chair Charles A. Haggerty Neil J. Metviner Stephen P. Nachtsheim Thomas J. Reddin

Compensation Committee

Principal Responsibilities

•      Develops our executive compensation philosophy.

•      Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans.

•      Reviews and approves corporate goals and objectives relating to the CEO’s compensation, leads an annual evaluation of the CEO’s performance in light of those goals and objectives, and recommends to the Board the CEO’s compensation based on this evaluation.

•      Reviews and approves other executive officers’ compensation.

•      Establishes and certifies attainment of incentive compensation goals and performance measurements applicable to our executive officers.

•      Considers shareholder advisory votes related to executive compensation and considers risk related to the design of the Company’s compensation programs.

•      Retains and, in accordance with SEC requirements, determines the independence of consultants that assist in its activities.

Number of meetings in 2014: 5 Directors who serve on the committee: Don J. McGrath, Chair Cheryl E. Mayberry McKissack Mary Ann O’Dwyer Martyn R. Redgrave

Corporate Governance Committee

Principal Responsibilities

•      Reviews and recommends the size and composition of the Board, including the mix of management and independent directors.

•      Establishes criteria and procedures for identifying and evaluating potential Board candidates.

•      Reviews nominations received from the Board or shareholders, and recommends candidates for election to the Board.

•      Establishes policies and procedures to ensure the effectiveness of the Board, including policies regarding term limits and retirement, review of qualifications of incumbent directors, and conflicts of interest.

•      Establishes guidelines for conducting Board meetings.

•      Oversees the annual assessment of the Board’s performance.

•      In consultation with the Compensation Committee, reviews and recommends to the Board the amount and form of all compensation paid to directors.

•      Recommends to the Board the size, composition and responsibilities of all Board committees.

•      Reviews and makes recommendations to the Board regarding candidates for key executive officer positions and monitors management succession plans.

•      Develops and recommends corporate governance guidelines, policies and procedures.

Number of meetings in 2014: 4 Directors who serve on the committee: Charles A. Haggerty, Chair Ronald C. Baldwin Neil J. Metviner Martyn R. Redgrave

Finance Committee

Principal Responsibilities

•      Evaluates acquisitions, divestitures and capital projects in excess of $5 million, and reviews other material financial transactions outside the scope of normal on-going business activity.

•      Reviews and approves the Company’s annual financing plans, as well as credit facilities maintained by the Company.

•      Reviews and recommends policies concerning corporate finance matters, including capitalization, investment of assets and debt/equity guidelines.

•      Reviews and recommends dividend policy and approves declarations of regular shareholder dividends.

•      Reviews and makes recommendations to the Board regarding financial strategy and proposals concerning the sale, repurchase or split of Company-issued securities.

Number of meetings in 2014: 4 Directors who serve on the committee: Ronald C. Baldwin, Chair Cheryl E. Mayberry McKissack Don J. McGrath Stephen P. Nachtsheim Thomas J. Reddin

Communications with Directors

Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our Board, our independent directors as a group or any individual director, may submit their concerns in writing to the Non-Executive Chairman of the Board or the designated group or individual in the care of the Office of Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126-2966.

Board Leadership Structure; Non-Executive Chairman; Executive Sessions

As stated in our Corporate Governance Guidelines, the Board does not maintain a strict policy regarding separation of the offices of Chairman and CEO, believing that this issue should be addressed as part of the Board’s succession planning processes.  The Board has, however, maintained a separation of the Chairman and CEO roles since November of 2005, when the Company was engaged in a search for a CEO to lead the Company’s transformation.  The Board has found this structure to be effective, both in allowing the CEO to focus on execution of the Company’s strategy and assisting the CEO in managing the work of the Board.  Martyn R. Redgrave has served as Non-Executive Chairman since August 1, 2012. Mr. Redgrave’s duties included moderating meetings and executive sessions of the independent directors and acting as the principal liaison between the independent directors and the CEO with respect to Board governance issues.

Our independent directors make it a practice to meet in executive session without management present at each Board meeting.  Likewise, all Board committees regularly meet in executive session without management.

Board Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company, both as a full Board and through its committees.  The Board regularly meets in executive session, among other things, to assess the quality of its meetings and to provide its observations to the CEO regarding the Company’s business challenges and risk mitigation strategies.

In addition, the Company conducts an annual enterprise-wide risk assessment.  A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the full Board, typically in December.  Updates are provided at regularly scheduled meetings and more frequently if required.  The objectives for the risk assessment process include (1) addressing the NYSE governance requirement that the Audit Committee discuss policies related to risk assessment and risk management; (2) developing a defined list of key risks to be monitored by the Audit Committee, Board and Company management; (3) determining whether there are risks that require additional or higher priority mitigation efforts; (4) facilitating discussion of the risk factors to be included in the Company’s SEC reports; and (5) guiding the development of the Company’s internal audit plans.

In 2014, as in prior years, the risk assessment process was conducted by members of our Assurance and Risk Advisory Services Department working with the Executive Leadership Team and the Enterprise Risk Council, which consists of senior-level staff from the legal, finance and other shared services departments, as well as representatives from larger business units..  Members of the Assurance and Risk Advisory Services Department interviewed key department and functional leaders in the Company to identify and evaluate potential risks and associated mitigating factors and strategies.  Any identified risks were prioritized based on the potential exposure to the Company, measured as a function of likelihood of occurrence and potential severity of impact if the risk were to materialize.  The process included evaluating management’s preparedness to respond to the risk if realized.  The risk profiles and current and future mitigating actions were discussed and refined during subsequent discussions with the Executive Leadership Team and other members of Company management.  A summary of the results of the risk assessment process and our risk mitigation activities was presented to the Audit Committee, which furnished a report to, and facilitated a discussion with, the full Board.

Audit Committee Expertise; Complaint-Handling Procedures

In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards.  The Board also has determined that at least one member of the Audit Committee, including Mary Ann O’Dwyer, the current Audit Committee Chair, is an “audit committee financial expert” as defined by SEC regulations.

In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters.  These procedures include a means for employees to submit concerns on a confidential and anonymous basis through Deluxe’s ethics and compliance hotline.

Compensation Committee Processes and Procedures

The authority and responsibilities of the Compensation Committee are governed by its charter, a copy of which can be found on Deluxe Corporation’s Investor Relations website at  www.deluxe.com/about-deluxe/investor-relations/corporate-governance, together with applicable laws, rules, regulations and NYSE listing standards.

The Compensation Committee is authorized to review and approve corporate goals and objectives related to the CEO’s compensation, lead the Board’s evaluation of the CEO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s compensation based on the evaluation.  The Committee is expected to engage the entire Board in its evaluation of the CEO’s performance and in setting an appropriate level of compensation.

The Committee also reviews and approves base salary and incentive compensation levels, stock ownership targets, employment-related agreements and any unique benefit plans or programs for the Executive Leadership Team.  As part of this responsibility, the Committee evaluates and makes recommendations to the Board regarding the Company’s compensation philosophy and structure, the design of incentive compensation plans in which executive officers participate and all equity plans.  It establishes incentive compensation goals and performance measurements for executive officers and determines the levels of achievement of each executive relative to the goals and measurements.  Subject to limits imposed by the plans, applicable law and the Board, the Committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement and Employee Retirement Income Security Act (“ERISA”) excess plans, and also is responsible for determining the formula used to calculate contributions to the Company’s current profit sharing plan.  The Committee has delegated to management committees the responsibility to administer broad-based benefit plans and to oversee investment options and management of retirement and deferred compensation programs.

Although matters of director compensation ultimately are the responsibility of the full Board, the Compensation Committee works in conjunction with the Board’s Corporate Governance Committee and its independent compensation consultants in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of the Company’s shareholders.

The Committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility.  Since 2001, the Committee has retained Towers Watson & Co. (sometimes referred to as “Towers Watson”) as its independent consultant.  The Committee has the sole authority to retain, terminate and approve the fees of a compensation consultant for the purpose of assisting in the evaluation of director, CEO and executive compensation.  In 2014, the Committee assessed its relationship with Towers Watson and determined that no conflicts of interest existed and that Towers Watson remained independent of the Company.  Among other factors supporting Towers Watson’s independence, the only fees paid to Towers Watson in 2014 were for its services as independent consultant to the Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors.  No member of the Compensation Committee has been an officer or employee of Deluxe.  None of our executive officers serves as a member of the compensation committee of any other company that has an executive serving as a member of the Deluxe Board of Directors.  None of our executive officers serves as a member of the board of directors of any other company that has an executive serving as a member of the Compensation Committee.

Non-Employee Director Compensation

Directors who are also employees of Deluxe do not receive compensation for their service on the Board in addition to their compensation as employees. For 2014, non-employee directors each received a $60,000 annual Board retainer, payable quarterly, and the Non-Executive Chairman received an additional $100,000 annual retainer, also payable quarterly.

Non-employee directors are also compensated for their service on Board committees.  Committee members are paid for their services on a retainer basis, with the retainer for each committee being based on the anticipated meeting frequency and overall responsibilities of the committee.  Not only is this approach consistent with prevailing trends in director compensation, it also delivers administrative efficiencies compared to paying per-meeting fees.  For 2014, the committee retainer structure was as follows:

	Audit Committee ($)	Compensation Committee ($)	Corporate Governance Committee ($)	Finance Committee ($)
Chair Retainer	28,000	19,000	13,000	13,000
Other Member Retainer	13,000	9,000	7,000	7,000

Non-employee directors also receive $1,500 for each approved Company site visit and director education program attended, up to a maximum of five per year.  Directors also may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.

Deluxe maintains a Non-Employee Director Stock and Deferral Plan (the “Director Plan”), which is part of Deluxe’s shareholder-approved 2012 Long-Term Incentive Plan (the “Long-Term Incentive Plan”).  The purpose of the Director Plan is to provide an opportunity for non-employee directors to increase their ownership of Deluxe’s common stock and thereby align their interests in the long-term success of Deluxe with that of other shareholders.  Under the Director Plan, each non-employee director may elect to receive, in lieu of cash retainers, or both, shares of Deluxe common stock having an equal value, based on the closing price of Deluxe’s stock on the NYSE as of the quarterly payment date.  The shares of stock receivable pursuant to the Director Plan are issued as of the quarterly payment date or, at the option of the director, credited to the director in the form of deferred restricted stock units.  These restricted stock units are converted into shares of common stock and issued to the director on the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the Board or such other objectively determinable date as is elected by the director in his or her deferral election (for example, upon termination of service as a director).  Each restricted stock unit entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock.  Restricted stock units issued pursuant to the Director Plan also convert into shares of common stock and become immediately issuable in connection with certain defined changes of control of Deluxe. All shares of common stock issued pursuant to the Director Plan are issued under the Long-Term Incentive Plan.

Under the terms of the Director Plan, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and assist them in achieving and maintaining their established share ownership targets, and have been provided the opportunity to defer any equity grant awarded to them under terms similar to those described above for deferral of cash retainers and fees.  Any stock options granted to non-employee directors must have an exercise price equal to the fair market value of Deluxe’s common stock on the date of grant, and no more than 5,000 options may be granted to a non-employee director in any one year.  Non-employee directors did not receive any option grants in 2014, but each non-employee director re-elected to the Board at last year’s annual meeting received a grant of restricted stock on April 30, 2014, with a grant date fair value of $125,011, which shares vest on April 30, 2015.  Each share of restricted stock entitles the holder to the rights of a shareholder, including the right to vote the shares of restricted stock and received dividend equivalent payments, provided that non-cash dividend payments are held by Deluxe until the restricted stock vests, at which point they are paid to the holder.  Equity grants to directors are recommended by the Compensation Committee, in consultation with the Corporate Governance Committee, and are ratified by the full Board.

Mr. Nachtsheim, the only non-employee director who was elected to the Board prior to October 1997, is also eligible for certain retirement payments under the terms of a Board retirement plan that has since been replaced by the Director Plan.  Under this predecessor plan, he is entitled to receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he served on the Board prior to October 31, 1997.  No further benefits are accruing under this plan.  In calculating a director’s eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree’s remaining available for consultation with management and refraining from engaging in any activity in competition with Deluxe.  Mr. Nachtsheim is eligible to receive payments of $30,000 for two years following his retirement from the Board under this predecessor plan.

The following table summarizes the compensation earned by each non-employee director in 2014.

DIRECTOR COMPENSATION — 2014

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)

Ronald C. Baldwin	80,000	125,011	2,731	207,742

Charles A. Haggerty	86,500	125,011	2,731	214,242

Cheryl E. Mayberry McKissack	77,000	125,011	2,731	204,742

Don J. McGrath	86,000	125,011	2,731	213,742

Neil J. Metviner	80,500	125,011	2,731	208,242

Stephen P. Nachtsheim	81,500	125,011	2,731	209,242

Mary Ann O’Dwyer	97,000	125,011	2,731	224,742

Thomas J. Reddin	75,000	156,277	2,788	234,065

Martyn R. Redgrave	178,500	125,011	2,731	306,242

(1)   Under the Director Plan, directors may elect to receive their fees in the form of stock, including the right to defer such stock into restricted stock units.  Any stock or stock units issued under the Director Plan are equal in value to the cash fees foregone by the director. As a result, amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or restricted stock units.

(2)   Amounts in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal ended December 31, 2014 computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718.   All directors received 2,275 shares of restricted stock or restricted stock units upon their re-election to the Board on April 30, 2014. These shares will vest one year from the date of grant.  In addition, Mr. Reddin received 644 shares of restricted stock upon his appointment to the Board on February 1, 2014, which vested on February 1, 2015.  As of December 31, 2014 the aggregate number of shares of unvested restricted stock or restricted stock units for each director was 2,275, with the exception of Mr. Reddin who had a total of 2,919. The aggregate number of fully vested restricted stock units held in deferred accounts by each director was as follows:  Mr. Baldwin, 4,424; Mr. Haggerty, 26,153; Mr. McGrath, 21,713; Mr. Nachtsheim, 26,478; Ms. O’Dwyer, 25,993; Mr. Redgrave, 9,360.

(3)   Amounts reflect dividends paid in 2014 on unvested restricted stock and restricted stock unit annual awards.

EXECUTIVE COMPENSATION

ITEM 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS (REFERRED TO AS “SAY-ON-PAY”)

We believe that it is appropriate to seek the approval of shareholders on the design and effectiveness of the compensation program for the Company’s Named Executive Officers, and therefore are providing shareholders with the opportunity to cast an advisory (non-binding) vote, pursuant to Section 14A of the Exchange Act, as described below.

The Compensation Discussion and Analysis appearing below describes in greater detail the Company’s executive compensation program and decisions made by the Compensation Committee in 2014.

The Company believes the compensation program for the Named Executive Officers is instrumental in helping the Company achieve its strong financial performance and executing against its strategy, and requests the vote of shareholders on the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this Proxy Statement.

As an advisory vote, the vote on Item 2 is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of this vote when making future compensation decisions for Named Executive Officers.

The Board of Directors recommends that you vote FOR the compensation of the Company’s Named Executive Officers.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our executive officers for 2014, and how we use this compensation program to motivate exceptional executive performance.  The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement.  Those tables and narrative disclosure provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to our Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table appearing later in this Proxy Statement (collectively, the “Named Executive Officers” or “NEOs”), as well as the incentive compensation plans in which those officers are eligible to participate. At last year’s annual meeting, our shareholders provided an advisory “say-on-pay” vote indicating their overwhelming support of the Company’s compensation program for our Named Executive Officers.  Our shareholders also previously have supported the Board’s recommendation that such say-on-pay votes be held annually.  As a result, Item 2 presented in this Proxy Statement again seeks our shareholders’ input on Deluxe’s executive compensation program.  This Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the tables provide information that will assist our shareholders in deciding how to vote on Item 2.

Executive Summary

In evaluating the company’s executive compensation practices, the Compensation Committee considered a number of factors, including the practices of a peer group of companies, general compensation trends, the compensation structure most appropriate in supporting the Company’s strategic initiatives and driving shareholder value, and the views of our shareholders. Based on all of these factors, including the overwhelming shareholder support for our executive compensation program as demonstrated by the results of the “Say-on Pay” votes conducted at the Company’s 2013 and 2014 annual meetings, the Compensation Committee continued to apply the same effective principles and philosophy it had used in previous years in determining executive compensation. The goals of our executive compensation program are to attract and retain high-quality leadership talent, to reward our leaders for creating long-term value for our shareholders, and to support the ongoing transformation of our business.  Our program is also designed to align the long-term interests of our NEOs and other leaders with those of our shareholders and to motivate them to remain with the Company for long and productive careers.  We believe our program combines a competitive mix of cash and equity, and short-term and long-term compensation to appropriately incent our NEOs and other leaders to achieve a balance between meeting annual goals and achieving long-term growth.

As explained in greater detail below, Deluxe maintains a strong pay-for-performance philosophy, which is evidenced by the fact that a significant portion of each executive’s total compensation is linked to financial and other performance criteria intended to deliver sustainable business results and drive increased shareholder value.  While risk-taking is a necessary component in any successful business model, we employ a number of features in our compensation program that are designed to prevent inappropriate or short-sighted risk-taking, including Compensation Committee oversight of an annual evaluation of risk associated with our compensation programs. During the last five years, the Company has provided positive total shareholder returns; in 2014 we provided a 22 percent total return on top of the 65 percent total return provided in 2013.  We are focused on continuing to provide favorable returns for our shareholders while we pursue our transformative growth strategies.

Throughout 2014, the Company maintained its financial discipline and strategic focus, which led the Company to not only deliver revenue growth for the fifth consecutive year, but also higher operating income and operating cash flow while investing in many areas to improve its opportunities for long-term profitability and growth. We did so, moreover, in what continues to be a challenging business environment.  Details regarding the Company’s performance in 2014 are contained in our Annual Report to Shareholders.   Some highlights of that performance, and the value that has been created for our shareholders, include the following:

•                  Our total shareholder return was 22%, placing us in the 78th percentile of the Peer Group (as this term is defined in “Competitive Market Review and Peer Group,” below);

•                  Our consolidated revenue increased 5.6%, including Small Business Services segment revenue growth of 7.5% and Financial Services segment revenue growth of 7.3%;

•                  Our marketing solutions and other services revenue, an area of focus for growth, increased 24.5% and represented 25.5% of consolidated revenue;

•                  We delivered strong diluted earnings per share of $3.96, which was up 8.5% from last year;

•                  We increased our dividend by 20%;

•                  Our cash flow from operations increased 7.2%; and

•                  We attracted, developed and retained the leadership talent necessary to execute our strategy, and delivered exceptional performance against the strategic growth initiatives established under our annual incentive program.

We believe the structure of our executive compensation program was a critical factor in aligning the priorities of the Company’s leaders to deliver strong results in 2014, while at the same time providing a solid foundation for continued success. We hope our shareholders will agree and will express their support in voting FOR Item 2 in this Proxy Statement.

Compensation Objectives, Philosophy and Best Practices

Deluxe is committed to providing executive compensation that attracts, motivates and retains high-caliber executive talent for the benefit of our shareholders, supports Deluxe’s business objectives, and aligns the interests of our NEOs and other executive officers with the long-term interests of our shareholders.  We believe these objectives are achieved by employing the following philosophy and best practices:

•                  Focusing executive officers on consistently achieving both revenue and earnings growth;

•                  Annually evaluating the competitiveness of our executive compensation programs relative to comparable companies;

•                  Targeting NEO compensation at or near the median (50th percentile) for our peer group of companies, both for total compensation and each individual component of compensation;

•                  Providing performance-based pay through annual and long-term incentive opportunities that are based on the achievement of specific business objectives (i.e., pay-for-performance);

•                  Providing equity-based multi-year incentives that promote the creation of long-term shareholder value;

•                  Rewarding outstanding performance, without encouraging excessive risk-taking;

•                  Maintaining stock ownership requirements to ensure that members of our Executive Leadership Team hold meaningful equity stakes in Deluxe, together with policies prohibiting transactions intended to hedge these ownership positions;

•                  Incorporating double-trigger vesting provisions in stock option and other equity-based awards upon a change in control;

•                  Implementing clawback provisions with respect to executive officer incentive awards;

•                  Engaging an independent compensation consultant that does not provide any other services to the Company;

•                  Prohibiting the pledging or hedging of Company stock by our directors and executive officers;

•                  Maintaining noncompetition and non-solicitation agreements with certain key employees; and

•                  Providing limited perquisites and no tax gross-up on perquisites.

Roles of Committee, Outside Compensation Consultants and Management in Compensation Decisions

Our executive compensation program is designed to align all components of pay opportunity (base pay, annual incentive pay, long-term incentive pay, and benefits) at or near the median of the market, for each component and as a whole, and reward performance that meets or exceeds performance goals that are established, reviewed and approved each year by the Compensation Committee of the Board of Directors (sometimes referred to in this section as the “Committee”).  In arriving at the appropriate levels of base pay and incentive opportunities, the Committee also considers the degree to which the structure of the program rewards reasonable risk-taking and the overall cost of the compensation program so as to achieve proper balance between the need to reward employees and to deliver returns to Deluxe’s shareholders.  Accordingly, the Committee annually reviews the proportionate share of operating income used to reward employee performance through our incentive plans.

The Committee has responsibility for guiding our executive compensation philosophy and overseeing the design of executive compensation programs.  The Committee also recommends (to the full Board of Directors, excluding our CEO) the compensation to be paid to the CEO and approves the compensation paid to the other NEOs and members of the Executive Leadership Team.  The Committee is composed of “independent directors” as defined by NYSE corporate governance standards.  In order to ensure a holistic view of the compensation and benefits provided to our Executive Leadership Team, the Committee reviews on an annual basis a summary of all elements of compensation for each member.  The Committee also monitors, with the support of management and the Committee’s independent compensation consultants, current and emerging best practices in the area of executive compensation, including recommended pay principles published by various trade, legal and advisory groups.  The Committee remains focused on constructing an executive compensation program that will best serve the specific needs of Deluxe and the interests of our shareholders.  We believe our program currently incorporates a responsible approach to pay structure, risk management and transparency.

The Committee has engaged, and regularly meets with, an independent compensation consultant, Towers Watson, to assist the Committee in making decisions regarding our executive compensation practices and programs.  This assistance includes identifying industry trends and norms for executive compensation, reviewing and identifying the appropriate peer group companies and pay surveys, and evaluating relevant competitive compensation data with the Committee on an annual basis.  Towers Watson has served as the Committee’s independent consultant since 2001.  This consultant is deemed independent in that it is selected by, and reports directly to, the Committee, with its primary contact being the Chair of the Committee.  The Committee regularly meets with Towers Watson in executive session without management present and conducts an annual review of the consultant’s performance.  In addition, the Committee periodically evaluates the relationship with Towers Watson in order to identify and assess any potential conflicts of interest and Towers Watson’s continued independence.  No conflicts or independence issues were deemed to exist in 2014.  Among other factors supporting Tower Watson’s continued independence, the only services provided to the Company by Towers Watson in 2014 consisted of the consulting services provided to the Committee on executive and director compensation matters.

Management supports the work of the Committee and its independent consultant by providing information and data, as requested, together with reports and presentations to assist the Committee in carrying out its chartered responsibilities.  Company executive officers also make recommendations with respect to incentive plan targets in the context of management’s business and operational plans.  At the request of the Committee, the CEO attends each Committee meeting, meets with the Committee and independent consultant as necessary to discuss business strategy, and also meets with the Committee annually to discuss the individual performance of each member of the Executive Leadership Team and make recommendations on incentive awards and adjustments to the base salaries of those executive officers.  The Committee evaluates the CEO’s performance each year and provides recommendations to the Board regarding the CEO’s compensation based on that evaluation and current market data provided by the independent consultant.

Competitive Market Review and Peer Group

Consistent with its practice in prior years, for 2014, the Committee engaged Towers Watson to provide a competitive market review of Deluxe’s executive compensation program in comparison to relevant information drawn from other companies’ executive compensation practices.  The data presented by Towers Watson was used for analyzing the following:  the nature, merit and recommended value of each pay component; the mix of base pay, annual incentive compensation, and long-term incentive award values; and other compensation-related decisions.

Based on the recommendation of Towers Watson, the Committee used two sources of data in its analysis: data from the publicly available proxy statements of a peer group of companies; and market data drawn from published, broad-based, third-party surveys of general industry compensation practices.  The Committee reviewed data from a peer group of companies with which the Compensation Committee believes, after consultation with Towers Watson, Deluxe competes in the market for executive talent.  This group of companies is referred to as the “Peer Group.”  The Compensation Committee used Peer Group data to assist in determining the compensation of NEOs to the extent those NEO positions are comparable to the named executive officer positions at other companies within the Peer Group.

In selecting companies for the Peer Group, the Compensation Committee considered various criteria, including, but not limited to, annual revenue, market capitalization, industry relevance, business cycle and financial performance.  As of December 31, 2014, the Peer Group was comprised of the following 17 companies:

ACCO Brands Corporation	EarthLink Inc.	Iron Mountain Inc.
CBIZ, Inc.	Ennis Inc.	Jack Henry & Associates Inc.
Cenveo Inc.	Equifax Inc.	Paychex, Inc.
Cimpress N.V. (f/k/a Vistaprint)	Fiserv, Inc.	Total System Services, Inc.
DST Systems Inc.	Insperity, Inc.	Web.com Group Inc.
Dun & Bradstreet Corp.	Intuit Inc.

Two companies that were components of the Peer Group as of December 31, 2013, were acquired by other companies during 2014 and are, therefore, no longer part of the Peer Group.  A review of the continued propriety of the components of the Peer Group is conducted annually by the Compensation Committee and its independent consultant based on the criteria used for selection of the Peer Group.

In addition, to assist the Compensation Committee in determining compensation for two of the NEOs whose positions do not have direct comparators among the Peer Group, and for the non-NEO members of the Executive Leadership Team, Towers Watson screened certain databases built from published, broad-based, third-party surveys of general industry compensation practices (referred to as the “Survey Data”).  Given that the Survey Data do not provide access to the identity of individual survey respondents and that the reporting companies vary widely in size, Towers Watson did not benchmark Deluxe’s practices against specific companies’ practices within the pool of companies from which the Survey Data were drawn, but instead used regression analysis to statistically predict, using the Survey Data, the level of compensation that a company of a given revenue amount would pay for a given executive position.  The Committee then used the information derived from the regression analysis as a factor in assessing the reasonableness of the Company’s executive compensation practices, both for the NEOs whose positions do not have comparators among the Peer Group and for non-NEO members of the Executive Leadership Team.

Executive Compensation Program

The Compensation Committee seeks to design the executive compensation program in a manner that is competitive with and reflects the dynamics of the market in which the Company competes for talent.  In constructing an overall compensation program, the Committee balances those components that are fixed (such as base salary and benefits) against components that are variable and require the achievement of certain levels of performance.  The Committee also strives for a balance between compensation components that reward executive officers for the achievement of short-term goals with those that focus on the long-term growth of the Company.  Each year the Committee reviews the form and value of long-term incentives to ensure alignment with the Company’s overall compensation philosophy and to reward attainment of Company goals.

Elements of Compensation

For 2014, the principal components of our executive compensation program consisted of the following, each of which is addressed below in greater detail:

•                  base salary;

•                  annual incentive plan;

•                  long-term incentives comprised of stock options, restricted stock and a multi-year performance share plan;

•                  non-qualified deferred compensation plan;

•                  broad-based defined contribution retirement plan; and

•                  cash allowance program in lieu of perquisites.

Compensation Mix

The primary components of compensation (base salary and performance-based pay in the form of annual and long-term incentives) for our NEOs in 2014 were allocated at targeted levels of performance in order to provide a greater weighting on performance-based pay compared to base salary.  Performance-based pay is not guaranteed, but is awarded based upon successful achievement of pre-established criteria.  The average target percentage of performance-based pay for the Named Executive Officers is 63 percent of total compensation, with the CEO at 80 percent of total compensation.  Of the total performance-based compensation for the Named Executive Officers, approximately 66 percent is targeted to be long-term compensation, with the remaining 34 percent delivered through annual compensation.  Compared to Deluxe’s general employee population, the Committee believes that executive officers, including the NEOs, should have a greater percentage of their total compensation dependent upon reaching performance targets, a higher percentage of which is oriented toward long-term objectives rather than short-term performance.

The Company uses pay-for-performance principles throughout its compensation programs.  Adjustments in base pay are linked to performance through the annual performance evaluation process, with salary increase guidelines structured to provide greater base pay increases for those who achieve higher than a successful performance rating and lower increases, if any, for those who perform at a successful level or below.  The Deluxe Corporation Annual Incentive Plan (“Annual Incentive Plan”) and multi-year performance share plan (“PSP”) are similarly structured to provide an opportunity to earn higher payouts for performance above target and lower, or no, payouts, for performance at less than target.  The use of stock options and restricted stock with time vesting as components of the 2014 Long-Term Incentive Program (“LTIP”) also aligns our pay principles to long-term changes in shareholder value, as well as promoting retention of our executives and other key leaders.  In addition, NEOs are subject to minimum stock ownership guidelines, which restrict their ability to realize value from their equity awards unless they have achieved ownership targets.

While the design of our executive compensation program is largely performance-based, we do not believe it encourages excessive risk-taking.  We believe the combination of compensation elements in the program provides our executive officers with the appropriate incentives to create long-term value for shareholders by taking thoughtful and prudent actions to improve the Company’s financial performance and advance the Company’s strategic objectives.  In 2014, the financial metrics used in the Annual Incentive Plan (discussed below) continued to be adjusted operating income and revenue, with any payment under the revenue metric being subject to the achievement of a minimum operating income threshold.  Payments under the PSP also are tied to achievement of minimum operating margins while growing marketing solutions and other services revenue, as well as to threshold total shareholder return performance versus the Peer Group.  Each year the Board of Directors reviews the operating plan that forms the basis for the financial performance factors incorporated into the variable compensation plans.  This review by the entire Board helps ensure that the targets established under our incentive compensation plans incorporate a reasonable degree of risk and reward, while at the same time promoting a focus on long-term growth and sustainable financial performance.

Base Salaries

Base salaries provide a competitive fixed level of cash compensation, and are designed to recognize different levels of responsibility within the Company and to attract high-quality, talented executives.  Base pay compensates the executive officers for their normal, day-to-day responsibilities, and is reviewed annually.  The CEO makes recommendations to the Compensation Committee for changes to executives’ base salaries based on each executive’s individual performance and the market data presented by the Committee’s independent compensation consultants.  The Committee performs the same analysis with respect to the CEO’s salary based on an annual evaluation of the CEO’s performance by the Board’s non-employee directors.

Base salaries of our Executive Leadership Team generally are set at or near the median of salaries paid to executive officers of companies of similar size and in similar positions using the data gathered from the compensation surveys referenced above and, in the case of the NEOs, the Peer Group data referenced above.  Deviations from the median can be the result of experience in the position, individual performance exceeding or falling short of expectations, or the individual’s scope of responsibilities.  Base salaries are the basis for the other cash-based incentive programs discussed below, as well as the profit sharing component of our broad-based retirement program, in that target awards and contributions under these programs are calculated as a percentage of base salary.

While base salaries are reviewed annually, merit increases are not automatic or guaranteed.  Any adjustments take into account the individual’s performance, scope and authority of position, and experience, as well as internal pay equity and external market practices.  Base salaries in 2014 for each Named Executive Officer are shown in the Summary Compensation Table. Four of the Named Executive Officers, Messrs. Schram, Peterson, Scarfone, and McRoberts received an increase in their annual base salary rate from 2013.  These increases in base salaries included a merit adjustment for all four executives, and Mr. McRoberts also received an additional base salary adjustment to increase internal pay equity based on the scope of his responsibilities relative to similarly situated executives.

Annual Incentive Plan

The Annual Incentive Plan provides an incentive for achieving specified financial performance goals that the Company considers to be important contributors to shareholder value, which goals are established at or prior to the beginning of each year.   Named Executive Officers and other executive officers and management employees selected by the Committee participate in the Annual Incentive Plan, pursuant to which they are eligible to receive cash bonuses.  For 2014, the target value is stated as a percent of base salary and, for the NEOs, is based on the market median of target annual incentive awards for comparable positions in the Peer Group.   Bonuses earned may exceed the target amount if performance goals are exceeded, and are less than the target amount if the performance goals are not fully attained, with no bonus payouts if Deluxe’s financial performance is below minimum thresholds.  The Committee annually reviews the proportionate share of operating income used to reward employee performance through our incentive plans.

The 2014 Annual Incentive Plan consisted of three components.  The first two components were based on the Company’s performance against specific revenue and operating income targets.  The third component consisted of a group of factors (“enterprise factors”) developed to assess the Company’s progress in transforming Deluxe’s business, consistent with its strategic growth initiatives.  Plan participants with specific business segment responsibilities had a portion of their bonus opportunities tied to the segment’s financial results as well as consolidated results.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places limits on the deductibility of compensation that is paid to certain executive officers that is not considered performance-based.  In order to ensure that all payments to our executive officers under the Annual Incentive Plan qualify as performance-based compensation for purposes of Section 162(m), a bonus pool based on the amount of net income (if any) generated by Deluxe during 2014 was established by the Committee at the beginning of the year, along with the maximum payments that could be allocated to each executive subject to Section 162(m).  Payments made to these executive officers were based on the performance criteria applicable to other participants under the Plan, and all such payments were less than the maximum amounts allocated to the executive officers under the Section 162(m) bonus pool.

In addition, in order to promote stock ownership by the Named Executive Officers and other participants, and to further align their interests with those of our shareholders, Annual Incentive Plan participants may choose to receive up to 100 percent of their Annual Incentive Plan payout in restricted stock units, in which case the Company will provide a 50 percent match on the amounts elected to be received in restricted stock units.  The restricted stock units vest on the second anniversary of the date of the grant.  We believe the 50 percent match and two-year vesting period encourage employee stock ownership and employee retention.  In 2014, Mr. Peterson elected to receive all of his Annual Incentive Plan compensation payout in deferred stock units and Messrs. McRoberts and Scarfone each elected to receive a portion of their Annual Incentive Plan payout in deferred stock units.

Performance Measures and Objectives under the Annual Incentive Plan

For the Named Executive Officers and all other participants, we considered three components in determining incentive compensation for 2014 under the Annual Incentive Plan: adjusted revenue, adjusted operating income and the enterprise factors.  “Adjusted revenue” and “adjusted operating income” are based on revenue and operating income as publicly reported by the Company in its consolidated financial statements, but include pre-defined adjustments (as permitted by Section 162(m)) to eliminate the effects of items that are not a part of the operating plan or are beyond management’s control, such as the adoption of new accounting principles, asset impairments, certain mergers and acquisitions, restructuring charges, the effects of changes in foreign currency exchange rates, and others.  The enterprise factors used in 2014 were intended to serve as leading indicators of the Company’s success in executing its growth strategy and to supplement the financial performance metrics.  The enterprise factors included a collection of key initiatives and performance indicators intended to assess how well the Company performed in the following areas:

•                  Continuing to improve the Company’s business strategy;

•                  Continuing to improve talent management effectiveness;

•                  Improving key customer metrics; and

•                  Strengthening business processes in support of revenue growth transformation.

As indicated above, the Committee also retains discretion to make other adjustments to the financial measurement calculations, as long as these adjustments do not result in the payment to any Named Executive Officer in excess of their applicable Section 162(m) bonus pool allocation.  We continue to believe revenue, operating income and the enterprise factors are critical drivers of our strategy to achieve profitable and sustainable revenue growth, and thereby create long-term value for our shareholders.  At the consolidated level, each component was weighted as shown in the table appearing under “Annual Incentive Plan Payments,” with revenue and operating income target performance set in alignment with the Company’s annual operating plan (“AOP”) targets.

In establishing the metrics and payout scales for 2014 under the Annual Incentive Plan, we set targets at ambitious, yet achievable levels. We also continued to require that a minimum threshold of adjusted operating income be achieved before payments could be made under the adjusted revenue and operating income performance factors.  We believe this minimum threshold serves as an effective control on imprudent decision-making, helping to ensure that the revenue growth achieved by the Company is profitable.  Given the challenges presented by the economy in general, as well as the specific challenges confronted by small businesses and the continuing secular decline in the core check industry, we sought to balance the Company’s focus on growth with the need to establish financial performance targets for the year that would afford realistically-achievable incentive opportunities for its employees, while at the same time enabling solid returns to our shareholders.

We increased the target revenue and operating income for the Company for the 2014 plan year to continue to incent ongoing growth in 2014.  In addition, we set the threshold payout levels for 2014 to be approximately equal to the actual revenue and operating income achieved by the Company for 2013.  The following table illustrates the 2014 threshold and maximum performance levels compared to targets for the adjusted revenue and operating income factors, as well as the corresponding payout percentages (versus the target award opportunity) at each level of performance.

Performance Level	Adjusted Operating Income	Adjusted Revenue	Percent of Target Award (%)
Maximum	108.3% of AOP	103.9% of AOP	200%
Target	AOP	AOP	100%
Threshold	95.7% of AOP	95.5% of AOP	50%
Below Threshold	—	—	0%

For 2015, the structure of the Annual Incentive Plan will remain substantially the same as in 2014, but will reflect increased adjusted revenue and operating income performance levels, as well as corresponding payout percentages.

Annual Incentive Plan Payments

Deluxe’s consolidated performance in 2014 exceeded the threshold performance levels for both adjusted operating income and revenue.  As indicated above, for 2014, the Committee also established enterprise factors as a component of performance to be measured in assessing payments to be made under the Annual Incentive Plan.  These factors consist of a group of quantitative and qualitative indicators intended to assess the Company’s progress on various strategic initiatives.  After assessing the Company’s performance in the aggregate on the various metrics established for the enterprise factors, the Committee determined that participants should be awarded a payout of 150 percent of target for that component.  The actual 2014 performance on all three components is summarized in the following table.

Measures (Dollars in Thousands)	Target ($)	Actual ($)	Weighting (%)	Payout Percent (% of target)
Adjusted Operating Income	$350,000	$353,159	35%	113.4%
Adjusted Revenue	$1,660,000	$1,660,848	45%	100.7%
Enterprise Factors / Initiatives	—	—	20%	150.0%
Blended Payout Percentage	—	—	—	115.0%

As indicated above, participants with specific business segment responsibilities also have a portion of their Annual Incentive Plan opportunity tied to their segment’s adjusted revenue and operating income performance.  Of the Named Executive Officers, Messrs. Filby and McRoberts had a portion of their Annual Incentive Plan opportunity tied to business segment performance.  Business segment performance is evaluated on the basis of adjusted segment revenue and adjusted segment controllable operating income, which is adjusted segment operating income after removing allocations of corporate overhead costs.  The Financial Services segment, for which Mr. Filby is responsible, delivered adjusted revenue at 100.1 percent of the targeted level of $351,000,000 and adjusted controllable operating income at 105.2 percent of the targeted level of $131,900,000.  The associated payout percentages at these levels of performance were 101.0 percent and 121.4 percent, respectively.  With 30 percent of his incentive opportunity based on segment revenue results, 20 percent based on adjusted controllable operating income results for the segment, and 50 percent based on the consolidated performance, Mr. Filby’s blended payout percentage for 2014 was 112.0 percent.  The Small Business segment, for which Mr. McRoberts is responsible, delivered adjusted revenue at 99.0 percent of the targeted level of $1,144,000,000 and adjusted controllable operating income at 93.9 percent of the targeted level of $344,000,000.  The associated payout percentages at these levels of performance were 95.9 percent and 50.0 percent, respectively.  With 30 percent of his incentive opportunity based on segment revenue results, 20 percent based on adjusted controllable operating income results for the segment, and 50 percent based on the consolidated performance, Mr. McRoberts’ blended payout percentage for 2014 was 96.2 percent. The amounts earned by all Named Executive Officers under the Annual Incentive Plan for 2014 are included in the Summary Compensation Table appearing later in this Proxy Statement.

Long-Term Incentive Compensation

Philosophy and General Approach. We provide our NEOs with long-term incentives that are directly linked to the value provided to our Shareholders.  Long-term incentive compensation for our Executive Leadership Team generally is set at or near the median of long-term compensation paid to executive officers of companies of similar size and in similar positions using the data gathered from compensation surveys.  After analyzing a variety of approaches for delivering long-term incentive value to the NEOs and other key employees who participate in the the Company’s Long-Term Incentive Program (“LTIP”), the structure of the LTIP was modified in 2014 to replace the former Cash Performance Plan (“CPP”) with a new performance share plan (“PSP”), and to add time-vesting restricted stock as an additional component of the program.

As a result, the LTIP now consists of three components:  options, restricted stock, and performance shares.  Generally speaking, each of the three components accounts for approximately one-third of the total targeted value provided to each participant in the program. The Committee determined that this structure is more consistent with the prevailing Peer Group practices, more precisely incents the Company’s continuing strategic transformation and facilitates its need to retain key talent.

The Committee believes that the Company’s long-term incentive plan design properly balances and achieves several critical objectives and best practices, including:

•                  Supporting and rewarding the achievement of Deluxe’s long-term business strategy and objectives;

•                  Encouraging decisions and behavior that will increase shareholder value;

•                  Reinforcing the pay-for-performance orientation of the overall executive compensation program;

•                  Allowing Deluxe to attract and retain high-quality executive talent by providing competitive incentive and total compensation opportunities; and

•                  Promoting share ownership and facilitating achievement of the ownership guidelines.

Option Awards.  Options granted under our LTIP have an exercise price equal to the closing price on the grant date.  All options issued under this plan vest on equal one-third increments, on each of the first, second and third anniversaries of the grant date.  In calculating the number of stock options required to deliver the targeted award value, the Committee uses a Black-Scholes valuation methodology based on a single-day pricing method, which is based on the closing price of the Company’s common stock on the day of the grant. Options issued under the program cannot be repriced.

Restricted Stock Awards.  For 2014, the Committee added a restricted stock component to the LTIP.  Restricted stock awards vest in their entirety (also known as “cliff vesting”) on the third anniversary of the grant date, further aligning the interests of the participants with those of our shareholders while promoting employee retention.   Each share of restricted stock entitles the holder to the rights of a shareholder, including the right to vote the shares of restricted stock and receive dividend equivalent payments, except that any non-cash dividend payments declared during the restricted period are not paid until the restricted stock vests

Performance Share Awards.  For 2014, the Committee also added the PSP to our LTIP.  The PSP uses as metrics (1) Deluxe’s Marketing Solutions and Other Services (“MSOS”) Revenue, combined with Adjusted Operating Margin (referred to, collectively, as the “Performance Metrics”), and (2) Total Shareholder Return (“TSR”) compared to averages for the Peer Group, with 50% of the award tied to Performance Metrics and 50% tied to TSR.  MSOS is a category of products and services that are considered to be higher growth than our traditional businesses and, therefore, an important indicator of the Company’s ability to achieve its long-term growth initiatives. The use of relative TSR is a growing practice among the Peer Group; the Committee believes it is an effective way to align executive performance with the interests of our shareholders.   The Committee designed the LTIP to require that the Company make significant progress towards achieving its objectives of profitable, strategic growth and high relative shareholder returns over the three-year performance period.  Until the vesting of the performance shares has occurred, a holder does not have any voting rights and no dividends or dividend equivalents are paid or accrued on performance shares.  Upon vesting of the performance shares, a participant receives the number of shares of the Company’s common stock, if any, determined in the final payout calculation and approved by the Committee.  As is the case with our Annual Incentive Plan, the 2014 PSP awards were structured so as to ensure that any payouts ultimately made to executive officers under the applicable award agreements will qualify as performance-based compensation for purposes of Section 162(m).

For the 2014 LTIP, the payout amount under the PSP can vary from 0 percent to 200 percent of the target PSP award value, depending upon the performance level achieved with respect to each of the Performance Metrics and TSR for the three-year period ending December 31, 2016.  Half of the total award is determined by comparing actual Company financial performance for the period to the Performance Metrics and the other half is determined by comparing actual Company TSR to the total shareholder returns provided by the companies in the Peer Group.  For the Performance Metrics portion of the PSP awards, no shares will be earned unless a minimum MSOS Revenue threshold is achieved for the final year of the three-year performance period. If a minimum MSOS Revenue threshold is met, the shares earned will be based on a matrix that measures both the MSOS Revenue achieved and the Company’s adjusted operating margin for the final year of the three-year performance period.

For the TSR-based portion of the PSP awards, no shares will be earned unless the Company’s TSR performance over the three-year performance period meets a minimum level relative to the Peer Group.  Performance above the levels required for maximum awards will not increase the maximum number of shares that can be earned under the PSP awards.

Supplemental Grant of Restricted Stock to CEO.  The CEO also received a supplemental award of 29,809 shares of restricted stock, with a grant date fair value of approximately $1.5 million, on the same terms as all other awards made under the LTIP in 2014.  This award vests all at once, three years after the grant date.  The Committee believes that the CEO’s long-term incentive compensation for several years had been thoughtfully conservative, lagging the median of chief executive officers of the Peer Group companies.  By approving the supplemental restricted stock award, the Committee intended to redress this lag and to recognize the CEO’s outstanding past leadership and his continuing contributions to the Company’s strategic goals. The Committee believes that the supplemental award substantially remedies the historical deficiency in the CEO’s long-term incentive compensation and does not anticipate making a similar award in 2015.  The Committee also believes that the three-year vesting schedule of the award provides a significant retention incentive to the CEO and promotes stability of leadership as the Company continues its successful transformation.

Grant Date.  The grant date for the options, restricted stock and performance shares coincides with the regularly scheduled February Board of Directors meeting.  The timing of the annual grants also aligns with the employee performance evaluation process and is outside of regularly scheduled stock trading blackout periods. All long-term incentive awards to the executive officers and other key employees are granted on the same date, with the exception of awards made in conjunction with an individual’s promotion or hire into the Company, or as necessary to facilitate retention of key employees.

Cash Performance Plan Metrics and Payouts for Period Ending 2014

The Company’s 2012 CPP had a three-year performance period that expired at the end of 2014.  The performance metrics employed in connection with the 2012 CPP awards consisted of a combination of MSOS Revenue achieved during the final year of the performance period (i.e., 2014) and the Company’s Adjusted Operating Income Margin for 2014.  In order to promote MSOS Revenue growth over the term of the performance period, the threshold 2014 MSOS Revenue level established under the 2012 CPP was $385 million, representing an average annual growth rate in MSOS Revenue of approximately 20% over such period.   The target 2014 MSOS Revenue level established under the 2012 CPP was $500 million, and the maximum 2014 MSOS Revenue level established under the 2012 CPP was $550 million.  To ensure that the Company remained profitable as it grew its revenues over the course of the performance period, potential payout levels under the 2012 CPP also were based on the level of Adjusted Operating Income Margin achieved by the Company for 2014, with threshold operating margin being set at 18% and maximum operating margin at 20%.  The Company actually achieved MSOS Revenue of $427.1 million in 2014 (more than 10% above the threshold requirement), and an Adjusted Operating Income Margin of 21% (above the maximum performance level for that component).  Based on these combined levels of performance and the payout matrix that had been approved by the Compensation Committee at the beginning of the three-year performance period, the Committee approved payouts under the 2012 CPP awards at 100% of the targeted award level for each participant, including the NEOs.  The payouts earned under the 2012 CPP are included in the 2014 Non-Equity Incentive Plan Compensation reported for each of the NEOs in the Summary Compensation Table appearing later in this proxy statement.

Deferred Compensation Plan

The Deluxe Corporation Deferred Compensation Plan is intended to promote executive retention by providing a long-term savings opportunity on a tax-efficient basis.  Under this plan, which complies with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), Named Executive Officers and other key employees may choose to defer up to 100 percent of base salary (less applicable deductions) and up to 50 percent of any Annual Incentive Plan payout into multiple investment options.  This plan also contains a provision that restores benefits lost under the defined contribution pension plan and the annual profit sharing plan due to Internal Revenue Code limits.  Contributions for the Named Executive Officers under this provision for 2014 are reflected in the All Other Compensation column of the Summary Compensation Table.  The investment options are similar to the investment options available to employees in the Company’s broad-based retirement plans.  The majority of payouts from this plan commence following termination of employment, based on elections made by the participants in accordance with, and subject to, any delays in payment that otherwise might be required by Section 409A.

Retirement Program

The Named Executive Officers are eligible to participate in the same qualified broad-based retirement plans that are available to most employees. The program consists of two components, a 401(k) plan and an annual profit sharing plan (under which contributions, if any, are based on Deluxe’s performance).   Prior to 2011, Deluxe also had a defined contribution pension plan, but contributions to this plan were suspended in 2011.  The retirement program at Deluxe is regularly compared with retirement programs of companies that are in businesses similar to ours and/or are located in geographic areas from which we recruit talent to ensure that the Company remains competitive in the market.  The incremental value of benefits provided to the Named Executive Officers under this program is included in the All Other Compensation column of the Summary Compensation Table.

Personal Choice Program

All of our Named Executive Officers, with the exception of our CEO, Mr. Schram, participated in the executive officer Personal Choice Program.  The Personal Choice Program provides a fixed cash payment to participating Named Executive Officers in lieu of any other perquisites.  The quarterly cash payment of $7,500 for Senior Vice Presidents and $5,000 for certain Vice Presidents is intended to cover personal expenses typically incurred by executive officers as a result of their positions (such as financial and tax planning, vehicle mileage, etc.), and is reflected in the All Other Compensation column of the Summary Compensation Table.  The quarterly payments under this program are not grossed-up.   As with the other compensation components, this program is assessed against market data regarding perquisite programs on an annual basis.  The Company chose this program structure because it is more flexible for the participating executive officers, less administratively burdensome and less costly to the Company.

Stock Ownership Guidelines; Pledging and Hedging Policies

Deluxe has established stock ownership guidelines for its directors and members of the Executive Leadership Team.  The Committee annually reviews each executive’s and director’s progress toward attaining his or her ownership target.  The current target for the CEO is five times (5x) annual base salary, for all Senior Vice Presidents is two-and-one-half times (2½x) annual base salary and for Vice Presidents who are members of the Executive Leadership Team is one-and-one-half times (1½x) annual base salary.  The target for Senior Vice Presidents was increased in 2014 from two times (2x) annual base salary to two-and-one half times (2½x).  The guidelines call for the targeted level of ownership to be achieved within five years of the date the individual becomes subject to the target.  For purposes of calculating stock ownership under these guidelines, stock options are not included.  While restricted stock and restricted stock units convertible into shares are included, for the executives only 60 percent of their value is counted toward the ownership target prior to vesting, based on the rationale that approximately 40 percent of such shares or units will be withheld or surrendered by the executive upon vesting to cover taxes.  In the past twelve months, executive officers have continued to increase their actual share ownership, and the Committee continues to review each executive’s ownership on an annual basis.  Each Named Executive Officer has achieved his ownership target, or is so newly subject to the ownership guidelines that the Committee has no reason to believe that the target will not be reached by the individual’s five-year deadline.

In addition to the stock ownership guidelines, the executives and directors are subject to share retention and holding period requirements.  Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of their net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and vesting of other equity awards, and are required to hold the shares until their individual ownership targets are met.  The Company also maintains policies prohibiting directors and executive officers from pledging Company stock and from engaging in any transactions intended to hedge the economic risk of ownership in Deluxe stock.  These policies prohibit executive officers and directors from directly or indirectly (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s stock (including, but not limited to, prepaid forward contracts, short sales, equity swaps, or collars), or (ii) pledging, hypothecating, or otherwise encumbering shares of Deluxe stock as collateral for indebtedness.  This prohibition includes, but is not limited to, holding such shares in a margin account where such shares are used as collateral for a loan.

Clawback and Forfeiture Practices

For many years, Deluxe has included clawback and forfeiture provisions in its equity grant agreements, which can be triggered for a broad range of misconduct by the award recipient.  The clawback policy includes the recoupment of annual bonus payments and other incentive award payouts, including awards under the Annual Incentive Plan and the long-term incentive plans granted to officers who are subject to Section 16 of the Exchange Act, in situations where misconduct by the executive contributes to a restatement of the Company’s financial statements.  While the Company had adopted and broadened its clawback policy prior to the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (referred to as the “Dodd-Frank Act”), the policy will be amended to comply with any forthcoming regulations under the Dodd-Frank Act after they are published.  The forfeiture provisions provide for clawback of equity awards for a period of twelve months after payout in the event of competition with Deluxe, solicitation of Deluxe customers, or breach of confidentiality obligations by the recipient.

Severance, Retention and Change of Control Arrangements

Deluxe maintains severance arrangements or agreements with each of its Named Executive Officers (collectively “arrangements”).  The arrangements are intended to facilitate the attention of the executive officers to the affairs of Deluxe and to recognize their key roles within the Company.  If their employment is terminated without “cause” by Deluxe or by the executive with “good reason,” he or she is eligible to receive severance pay and benefits.  The Severance Calculations table appearing later in this Proxy Statement, together with the narrative accompanying that table, explains in detail the benefits provided under these arrangements and the circumstances under which such a Named Executive Officer would be eligible for benefits under the arrangements.  Receipt of these benefits is conditioned upon the Named Executive Officer entering into a release and agreeing to maintain the confidentiality of Company confidential information for a period of two years after termination of employment.

Mr. Schram’s employment agreement also requires that, for two years after he ceases to be employed by Deluxe, he will not engage in any business that competes with Deluxe, will not hire any Deluxe employee or induce an employee to provide confidential information to a third party, and will not induce any customer or supplier to stop doing business with the Company.  Messrs. Filby and McRoberts also are subject to agreements that contain similar restrictions for a one-year period after they cease to be employed by Deluxe.

The Company also maintains retention agreements (“Retention Agreements”) with those current executive officers who became executive officers prior to 2010, which are addressed in greater detail in the narrative accompanying the Change of Control Calculations table in this Proxy Statement.  In general, however, these Retention Agreements provide incentives for the executive officer to remain with Deluxe through a change of control, and provide certain benefits in the event the executive officer’s employment is negatively impacted as a result of, or following, a change of control.  In other words, benefits are not paid out automatically upon a change of control, but only if such executive officer’s employment is negatively affected (i.e., a double trigger).  Moreover, the severance arrangements described above do not apply if the executive officer’s employment is terminated following a change of control under circumstances that would entitle them to receive benefits under the Retention Agreements.  The Retention Agreements comply with Section 409A, have a renewable term of two years, place a limit on tax gross-up payments, and provide a payment multiple of three times salary and bonus for the CEO, two times for Senior Vice Presidents, and one time for Vice Presidents on the Executive Leadership Team.  No new Retention Agreements have been entered into by the Company, nor have any such existing Agreements been amended, since 2010.

Advisory Vote on Say-on-Pay

At the 2014 annual meeting of shareholders, the results of our shareholders’ advisory vote on the compensation of our Named Executive Officers (“say-on-pay”) were as follows:

•                  37,909,031 shares “For” (or 95.61% of the shares voted);

•                  1,468,802 shares “Against” (or 3.70% of the shares voted); and

•                  268,762 shares “Abstain” (or 0.61% of the shares voted).

The Compensation Committee considered the results of the say-on-pay advisory vote.  Given that these results reflected strong support for our Named Executive Officers’ compensation, the Committee did not make any changes to executive compensation policies and decisions as a result of the 2014 say-on-pay advisory vote.  Nevertheless, we continue to monitor current and emerging best practices with respect to the design of executive compensation programs, assess our compensation programs in light of our strategic initiatives for delivering shareholder value, regularly assess risk inherent in our compensation programs, and solicit views of analysts and institutional investors in the course of our regular interactions with them.

As a result of an advisory vote of shareholders in 2014 strongly supporting a say-on-pay vote every year, shareholders are again asked to provide an advisory vote on the compensation of our Named Executive Officers as Item 2 appearing earlier in this Proxy Statement.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) limits the deductibility of compensation in excess of $1 million paid to certain executive officers unless such compensation qualifies as “performance-based compensation.”  Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of objective performance criteria established prior to the period for which it is applicable and must be pursuant to a plan that has been approved by Deluxe’s shareholders. We expect that all compensation paid in 2014 to the executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) or because the payment of such compensation complies with the performance-based compensation provisions of Section 162(m).

The Company believes that it is important to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers, and has taken such actions as may be necessary to continue to qualify significant portions of executive compensation as performance-based under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Deluxe Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014.

MEMBERS OF THE COMPENSATION COMMITTEE

Don J. McGrath, Chair
Mary Ann O’Dwyer
Cheryl E. Mayberry McKissack
Martyn R. Redgrave

Executive Compensation Tables

The Summary Compensation Table, 2014 All Other Compensation Supplemental Table, and Grants of Plan-Based Awards In 2014 Table presented on the following pages summarize the total compensation paid to or earned by our Named Executive Officers, which include (i) each of the individuals who served as Deluxe’s Chief Executive Officer or Chief Financial Officer during any part of 2014, and (ii) the next three most highly compensated individuals serving as executive officers at the end of the year.  The following narrative is provided to help you understand the information presented in those tables.

The base salaries of Named Executive Officers were generally set at or near the median for executive officers in similar positions at the Peer Group of companies identified earlier in the Compensation Discussion and Analysis section of this Proxy Statement.  Reference also was made to data derived from broad-based compensation surveys, appropriately adjusted through the use of regression analysis (“regression data”).

The Named Executive Officers also participate in the Annual Incentive Plan (“AIP”), under which cash bonuses can be earned based on pre-established performance criteria.  The AIP also allows participants to receive some or all of their bonus payments in the form of restricted stock units.  As explained in the footnotes accompanying the Summary Compensation Table, the cash portion of AIP bonus payments appears in the “Non-Equity Incentive Plan Compensation” column, while the portion of AIP bonuses paid in restricted stock units appears in the “Stock Awards” column.  For 2014, the AIP performance criteria included adjusted revenue, adjusted operating income and enterprise factors, a pre-defined set of initiatives developed to support the Company’s growth strategy. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee determined that the Company exceeded the threshold levels of performance established for the various criteria, and therefore approved AIP payments for 2014.

The Named Executive Officers also participate in our Long-Term Incentive Program (“LTIP”).  For 2014, the LTIP included awards of stock options, restricted stock and performance shares. For prior years reported in the tables, the LTIP consisted of a Cash Performance Plan (“CPP”) and stock options.  Given the change in structure of the LTIP in 2014, the value of option awards in 2014 was less than in prior years and the value of stock awards now includes restricted stock grants and performance shares.  The aggregate target value of LTIP awards approximates the median of long-term incentive compensation provided to executive officers in the Peer Group of companies or calculated using regression data.  The CEO also received a supplemental award of restricted stock under the LTIP in 2014, which award vests all at once, at the end of a three-year period, in order to recognize outstanding past leadership and his continuing contributions to the Company’s strategic goals, and to incent his retention as our CEO.  Except for awards granted on an individual’s date of hire, LTIP awards to Named Executive Officers were granted on the same day as awards to all eligible employees.  The exercise price of options is the closing price of Deluxe’s stock on the grant date.  The options vest annually in three equal installments beginning on the first anniversary of the grant date, and restricted stock vests all at once, on the third anniversary of the grant date, provided certain vesting conditions are met, or earlier if certain conditions are met following a change of control of the company.

Targeted performance share award levels under the PSP for 2014 are reported in the Grants of Plan-Based Awards in 2014 Table and are reflected in the Summary Compensation Table based on the probable outcomes of the performance conditions during the three-year performance period ending December 31, 2016.  The actual payouts, if any, must be approved by the Committee before they are made.  The PSP awards reported in the Grants of Plan-Based Awards Table and Summary Compensation Table for 2014 employ a three-year performance period and measure the level of MSOS revenue achieved by the end of 2016, the adjusted operating margin achieved by the Company, and the Company’s TSR versus a peer group during the three-year period.  The PSP also establishes threshold levels of MSOS revenue, as well as TSR performance, before any amount can be earned.  The predecessor CPP employed similar metrics, but was a cash-based incentive plan versus an equity-based plan.  As indicated in the Summary Compensation Table and accompanying footnotes, no payouts were made under the CPP for performance periods ending in 2013 or 2012, but a payout was made for the performance period ending in 2014, and is reflected in the amounts reported as “Non-Equity Incentive Plan Compensation” for 2014.  Under the rules governing the reporting of compensation in the Summary Compensation Table, while equity-based incentive awards such as PSP awards are valued and reported when granted, cash-based incentive awards such as CPP awards are not reported until actual payments are earned.  As a result, reported NEO compensation for 2014 is temporarily elevated because it includes both 2014 PSP grants and payouts on CPP awards that were granted in 2012.

The Named Executive Officers, other than the CEO, also participate in a program that provides a quarterly cash allowance for personal expenses typically incurred by executives, as discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

Lee J. Schram	2014	871,000	0	3,224,825	833,789	2,064,532	69,927	7,064,073
Chief Executive Officer	2013	831,500	0	0	1,270,308	1,029,027	26,432	3,157,267
	2012	809,000	0	0	974,140	1,184,946	33,733	3,001,819

Terry D. Peterson	2014	413,667	0	842,165	200,104	273,009	65,386	1,794,331
Senior Vice President & Chief Financial Officer	2013	407,000	0	412,064	316,914	42	58,229	1,194,249
	2012	400,833	0	288,180	307,865	128,103	60,965	1,185,946

Malcolm J. McRoberts	2014	441,667	0	445,813	160,094	408,527	52,056	1,508,157
Senior Vice President, Small Business Services	2013	420,833	0	108,847	290,394	169,352	45,278	1,034,704
	2012	387,500	0	108,920	259,158	169,464	45,338	970,380

John D. Filby(6)	2014	460,000	0	331,143	160,094	497,644	46,098	1,494,979
Senior Vice President, Financial Services	2013	460,000	0	0	290,394	280,800	35,784	1,066,978
	2012	308,409	200,000(1)	229,981	239,704	128,889	122,378	1,229,361

Anthony C. Scarfone	2014	360,833	0	389,439	125,065	377,364	47,939	1,300,640
Senior Vice President, General Counsel & Secretary	2013	355,000	0	53,912	226,746	203,696	43,454	882,808
	2012	353,833	0	63,593	243,535	240,291	44,765	946,017

(1)             Under the terms of Mr. Filby’s employment offer, a portion of his 2012 AIP opportunity was guaranteed. Based on the Company’s performance, Mr. Filby’s actual incentive payment under the 2012 AIP exceeded the guaranteed amount. As a result, the guaranteed portion is reflected in this column, and the remainder of the payout is shown in the “Non-Equity Incentive Plan Compensation” column.

(2)             The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock during the fiscal years ended December 31, 2014, 2013 and 2012.  Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s Consolidated Financial Statements filed as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.  Stock awards included in this column are comprised of awards from two sources: restricted stock units received in lieu of cash under the AIP, and equity-based awards under the LTIP.

Annual Incentive Plan (AIP).  As described in the Compensation Discussion and Analysis section of this Proxy Statement, recipients of awards under the AIP may elect to receive all or a portion of their incentive compensation in the form of restricted stock units.  If an election is made to receive restricted stock units in lieu of cash, the amount of the cash foregone is increased at a match rate established by the Compensation Committee in determining the number of units awarded.  For all years reported, the AIP match rate was 50 percent.  For AIP awards earned during 2014, restricted stock units were granted on January 20, 2015 in lieu of cash compensation in the amount of 7,027 units ($428,155) to Mr. Peterson; 1,882 units ($114,670) to Mr. McRoberts; and 2,145 units ($130,695) to Mr. Scarfone.  For AIP awards earned during 2013, restricted stock units were granted on January 21, 2014 in lieu of cash compensation in the amount of 8,056 units ($412,064) to Mr. Peterson; 2,128 units ($108,847) to Mr. McRoberts; and 1,054 units ($53,912) to Mr. Scarfone.  For AIP awards earned during 2012, restricted stock units were granted on January 22, 2013 in lieu of cash compensation in the amount of 8,456 units ($288,180) to Mr. Peterson; 3,196 units ($108,920) to Mr. McRoberts; and 1,866 units ($63,593) to Mr. Scarfone.  The number of restricted stock units received was determined based on the closing price of the Company’s common stock on the NYSE on the date of grant of such units ($60.93 on January 20, 2015, $51.15 on January 21, 2014, and $34.08 on January 22, 2013, respectively).  The portion of each executive’s AIP compensation paid in cash is included in the “Non-Equity Incentive Plan Compensation” column.  The estimated possible threshold, target, and maximum values for the 2014 AIP, including the 50 percent match based on the individual elections made by each Named Executive Officer prior to the start of the plan period, are listed in Grants of Plan-Based Awards In 2014 Table.

Long-Term Incentive Program (LTIP).  The 2014 stock award values also include the performance share and restricted stock elements of our LTIP, which were new for 2014.  The grant date fair values reported for the 2014 performance share grants for each executive were as follows:  $892,342 to Mr. Schram; $214,190 to Mr. Peterson; $171,327 to Mr. McRoberts; $171,327 to Mr. Filby; and $133,850 to Mr. Scarfone.  The threshold, target, and maximum grant date fair values for the 2014 performance share grants were $242,140 (threshold) $835,010 (target) and $1,670,020 (maximum) to Mr. Schram; $58,119 (threshold) $200,424 (target) and $400,849 (maximum) to Mr. Peterson; $46,495 (threshold) $160,320 (target) and $320,640 (maximum) to Mr. McRoberts; $46,495 (threshold) $160,320 (target) and $320,640 (maximum) to Mr. Filby; and $36,332 (threshold) $125,246 (target) and $250,493 (maximum) to Mr. Scarfone.  The values of the 2014 restricted stock awards for each executive were as follows:  $2,332,483 to Mr. Schram; $199,821 to Mr. Peterson; $159,816 to Mr. McRoberts; $159,816 to Mr. Filby; and $124,894 to Mr. Scarfone.  The 2014 restricted stock award value for Mr. Schram reflects a regular award valued at $832,494 and a special award valued at $1,499,989, the bases for which are described in the “Long-Term Incentive Compensation” section of Compensation Discussion and Analysis. The number of restricted shares granted in 2014 in each of the foregoing was determined based on the closing price of the Company’s stock on the NYSE on the grant date of the shares ($50.32 on February 27, 2014).  The 2012 stock award value for Mr. Filby reflects a restricted stock grant made under the Company’s Long-Term Incentive Plan as part of Mr. Filby’s employment offer, which vested after a period of one year.

(3)             The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock options during the fiscal year ended December 31, 2014, 2013, and 2012.    Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s Consolidated Financial Statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2014, 2013, and 2012, as applicable.  These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.

(4)             Amounts listed in this column reflect cash amounts paid to the Named Executive Officers under the AIP and CPP.  As explained earlier in this Proxy Statement, CPP payouts (if any) appear in this column upon completion of the multi-year performance period associated with such award.  No payouts were made under the CPP for 2013 or 2012.  Payouts were made under the CPP for 2014.  As described in the Compensation Discussion and Analysis section of this Proxy Statement and footnote 2 to this table, recipients of awards under the AIP may elect to receive all or a portion of their incentive compensation in the form of restricted stock units.  If an election is made to receive restricted stock units, the amount of the cash foregone is increased (or matched) at a rate established by the Compensation Committee in determining the number of units awarded.  The ASC Topic 718 aggregate grant date fair value attributable to awards taken as restricted stock units is listed in the “Stock Awards” column, while the portion of AIP compensation paid in cash is included in this column.  The estimated possible threshold, target and maximum values for the 2014 AIP, including the 50 percent match based on the individual elections made by each Named Executive Officer prior to the start of the plan period, are included in the Grants of Plan-Based Awards In 2014 Table.  For 2012 and 2013, the amounts reported relate entirely to the AIP, as there were no CPP payments for these years.  For 2014, the amounts include cash received under the AIP and CPP as follows: Mr. Schram, AIP ($1,202,032) CPP ($862,500); Mr. Peterson, AIP ($9 — a true-up amount representing the value of less than one restricted stock unit on the date of grant) CPP ($273,000); Mr. Filby, AIP ($257,644) CPP ($240,000); Mr. McRoberts, AIP ($178,527) CPP ($230,000); Mr. Scarfone, AIP ($161,864) CPP ($215,500).  For 2013, Mr. Peterson elected to defer all, and for 2012 he deferred a portion of his AIP compensation in the form of restricted stock units.  The cash portion of Mr. Peterson’s 2013 AIP ($42 — a true-up amount representing the value of less than one restricted stock unit on the date of grant) and 2012 AIP ($128,103) is included in this column.  For 2013 and 2012, Mr. McRoberts elected to defer a portion of his AIP compensation in the form of restricted stock units.  The cash portion of Mr. McRobert’s 2013 AIP ($169,352) and 2012 AIP ($169,464) is included in this column.  For 2013 and 2012, Mr. Scarfone elected to defer a portion of his AIP compensation in the form of restricted stock units.  The cash portion of Mr. Scarfone’s 2013 AIP ($203,696) and 2012 AIP ($240,291) is included in this column.

(5)             A detailed description of the 2014 amounts listed in this column is contained in the “2014 All Other Compensation Table” immediately following this table.

(6)             Mr. Filby was hired in 2012 as Senior Vice President, Financial Services and began his service on April 30, 2012.

2014 ALL OTHER COMPENSATION TABLE

Name	Perks and Other Personal Benefits(1) ($)	Company Contributions to Defined Contribution Plans ($)	Dividends or Earnings on Stock Awards(2) ($)	Other(3) ($)	Total ($)
Lee J. Schram	11,270	11,440	41,718	5,499	69,927
Terry D. Peterson	30,000	11,440	22,563	1,383	65,386
Malcolm J. McRoberts	30,000	11,440	8,981	1,635	52,056
John D. Filby	30,000	11,440	2,858	1,800	46,098
Anthony C. Scarfone	30,000	11,440	5,592	907	47,939

(1)         Amounts for Mr. Schram reflect the premium paid by the Company for a supplemental long-term disability insurance policy to provide him with coverage equal to two-thirds of his base salary in the event of a disability meeting the requirements of the policy.  Amounts for all other Named Executive Officers reflect a Personal Choice Program cash allowance.  There is no tax gross-up for the supplemental coverage or the Personal Choice Program.

(2)         Amounts reflect dividends and dividend equivalents paid on restricted stock and restricted stock units, respectively.  Dividend equivalents are paid at the same rate and at the same time as regularly declared dividends.

(3)         Amounts listed are ERISA excess and benefit plan equivalent amounts.

GRANTS OF PLAN-BASED AWARDS IN 2014 TABLE

Executive		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name		Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock(3)	Options(4)	Awards	Awards(5)
Plan Name	Grant Date	($)	($)	($)	($/#)	($/#)	($/#)	(#)	(#)	($/Sh)	($)
Lee J. Schram

LTIP – Restricted Stock	2/27/2014							46,353			2,332,483
LTIP – Options	2/27/2014								64,435	50.32	833,789
LTIP – PSP – Performance Metrics	2/27/2014				2,738	8,297	16,594				477,824
LTIP – PSP – TSR	2/27/2014				2,074	8,297	16,594				414,518
AIP(1)	2/27/2014	522,600	1,045,200	2,090,400

Terry D. Peterson

LTIP – Restricted Stock	2/27/2014							3,971			199,821
LTIP – Options	2/27/2014								15,464	50.32	200,104
LTIP – PSP – Performance Metrics	2/27/2014				657	1,992	3,984				114,719
LTIP – PSP – TSR	2/27/2014				498	1,991	3,982				99,470
AIP(1)	2/27/2014				186,150	372,300	744,601

Malcolm J. McRoberts

LTIP – Restricted Stock	2/27/2014							3,176			159,816
LTIP – Options	2/27/2014								12,372	50.32	160,094
LTIP – PSP – Performance Metrics	2/27/2014				526	1,593	3,186				91,741
LTIP – PSP – TSR	2/27/2014				398	1,593	3,186				79,586
AIP(1)	2/27/2014	92,750	185,500	371,000	59,625	119,250	238,500

John D. Filby

LTIP – Restricted Stock	2/27/2014							3,176			159,816
LTIP – Options	2/27/2014								12,372	50.32	160,094
LTIP – PSP – Performance Metrics	2/27/2014				526	1,593	3,186				91,741
LTIP – PSP – TSR	2/27/2014				398	1,593	3,186				79,586
AIP(1)	2/27/2014	115,000	230,000	460,000

Anthony C. Scarfone

LTIP – Restricted Stock	2/27/2014							2,482			124,894
LTIP – Options	2/27/2014								9,665	50.32	125,065
LTIP – PSP – Performance Metrics	2/27/2014				411	1,245	2,490				71,700
LTIP – PSP – TSR	2/27/2014				311	1,244	2,488				62,150
AIP(1)	2/27/2014	70,362	140,725	281,450	56,831	113,662	227,325

(1)              The amounts listed in the designated row for each Named Executive Officer reflect the estimated future cash payouts under the AIP for 2014 at the time the performance targets were established, based on each Named Executive Officer’s advance election to receive any such payouts in cash (i.e., non-equity), restricted stock units (i.e., equity), or a combination of the two.  The actual payouts under the AIP for 2014 are reflected in the Summary Compensation Table and a more complete explanation of the AIP appears in the Compensation Discussion and Analysis portion of this Proxy Statement.

(2)              The amounts listed in the designated rows for each Named Executive Officer derive from two sources:  the dollar value of restricted stock units under the Company’s Annual Incentive Plan, based on individual elections made by the executives, and the performance shares granted under the Company’s Long-Term Incentive Program, as further explained below.

Annual Incentive Plan (AIP).  The amounts listed under the Annual Incentive Plan have their value displayed in cash and reflect the estimated equity payout under the AIP for 2014 based on the executive’s election to receive all, or a portion, of his payout in restricted stock units, which includes the 50% match provided on portions of the AIP payout elected to be received by the executive in the form of restricted stock units.  Restricted stock units vest on the second anniversary of the grant date.  In the event an executive’s employment is terminated for reasons other than cause prior to the expiration of the restriction period, the executive would receive the base amount allocated to restricted stock units prior to the 50% match (“Base Amount”).  If the executive resigns or is terminated for cause prior to expiration of the restriction period, he would receive the lesser of the Base Amount or the then current value of the units originally attributable to the Base Amount.

Long-Term Incentive Program (LTIP).  Amounts listed under the Long-Term Incentive Program (LTIP) have their value shown in number of performance shares of the Company’s common stock, at threshold, target and maximum levels.  Performance shares awarded as a part of the Company’s LTIP  (shown in the table as “LTIP — PSP — Performance Metrics” and “LTIP — PSP — TSR”) are subject to performance conditions during the period January 1, 2014 through December 31, 2016 and vest, if at all, upon satisfaction of the conditions and subsequent approval of the Compensation Committee.  The number of performance shares granted at each level was determined based upon the closing price of the Company’s common stock on the grant date ($50.32 on February 27, 2014).

(3)              Reflects grants of restricted stock.  Restricted stock vests all at once, on the third anniversary of the grant date.  For more information, refer to the “Long-Term Incentive Compensation” section in Compensation Discussion and Analysis.

(4)              This column includes stock options awarded as a part of the Company’s LTIP.  Stock options have seven-year terms; one-third vest each year over three years, on the first, second and third anniversaries of the grant date.  The exercise price of all options is the closing price of the Company’s common stock on the NYSE on the grant date.  For more information, refer to the “Long-Term Incentive Compensation” section in Compensation Discussion and Analysis.

(5)              The grant date fair value of options is based on the stock price at the time of grant multiplied by the Black-Scholes value.  The Black-Scholes value on February 27, 2014 was 25.7% percent, or approximately $12.94 per option.  Dollar values represent the accounting grant date fair value of performance share units, restricted stock units and, if applicable, stock options under ASC Topic 718.  These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END TABLE

	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock Held That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
Lee J. Schram	66,600		18.28	2/17/2017	46,353(6)	2,885,474	2,738(9)	170,441
	108,400		25.59	2/16/2018			2,074(10)	129,107
	70,666	35,334(2)	25.45	2/16/2019
	31,933	63,867(3)	38.80	2/20/2020
		64,435(4)	50.32	2/27/2021
Terry D. Peterson	11,434		25.59	2/16/2018	8,456(7)	526,386	657(9)	40,898
	12,648	11,167(2)	25.45	2/16/2019	8,056(8)	501,486	498(10)	31,001
	7,966	15,934(3)	38.80	2/20/2020	3,971(6)	247,195
		15,464(4)	50.32	2/27/2021
Malcolm J. McRoberts	12,600		25.59	2/16/2018	3,196(7)	198,951	526(9)	32,744
	4,900		25.11	3/01/2018	2,128(8)	132,468	398(10)	24,776
	18,800	9,400(2)	25.45	2/16/2019	3,176(6)	197,706
	7,300	14,600(3)	38.80	2/20/2020
		12,372(4)	50.32	2/27/2021
John D. Filby	19,184	9,592(5)	23.81	4/30/2019	3,176(6)	197,706	526(9)	32,744
	7,300	14,600(3)	38.80	2/20/2020			398(10)	24,776
		12,372(4)	50.32	2/27/2021
Anthony C. Scarfone	15,500		18.28	2/17/2017	1,866(7)	116,159	411(9)	25,585
	27,100		25.59	2/16/2018	1,054(8)	65,612	311(10)	19,360
	17,666	8,834(2)	25.45	2/16/2019	2,482(6)	154,505
	5,700	11,400(3)	38.80	2/20/2020
		9,665(4)	50.32	2/27/2021

(1)              Based on the closing price of Deluxe common stock on the NYSE on December 31, 2014 ($62.25 per share).

(2)              Unvested portion of stock options granted on February 16, 2012, which fully vested on February 16, 2015.

(3)              Unvested portion of stock options granted on February 20, 2013, which will vest in two equal installments on February 20, 2015 and February 20, 2016.

(4)              Unvested stock options granted on February 27, 2014, which will vest in three equal installments on February 27, 2015, February 27, 2016 and February 27, 2017.

(5)              Unvested portion of stock options granted on April 30, 2012, which will vest on April 30, 2015.

(6)              Unvested restricted stock granted on February 27, 2014, which will vest on February 27, 2017.

(7)              Restricted stock units granted on January 22, 2013, which fully vested on January 22, 2015.

(8)              Unvested restricted stock units granted on January 21, 2014, which will vest on January 21, 2016.

(9)                          Unvested performance shares based upon Marketing Solutions and Other Services Revenue metric threshold of 33% granted on February 27, 2014. A more detailed discussion can be found in the “Long-Term Incentive Compensation” section in Compensation Discussion and Analysis.

(10)                      Unvested performance shares based upon total shareholder return compared to Peer Group metric threshold award of 25% granted on February 27, 2014.  A more detailed discussion can be found in the “Long-Term Incentive Compensation” section in Compensation Discussion and Analysis.

2014 OPTION EXERCISES AND RESTRICTED STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lee J. Schram(1)	184,000	7,077,504	0	0
Terry D. Peterson(2)	0	0	7,795	384,527
Malcolm J. McRoberts(3)	5,166	175,179	0	0
John D. Filby	0	0	0	0
Anthony C. Scarfone(4)	42,900	1,483,418	0	0

(1)         Mr. Schram exercised 117,400 stock options (exercise price of $22.52 per share) and 66,600 stock options (exercise price of $18.28 per share) on October 27, 2014 at a value of $59.45 per share.

(2)         Mr. Peterson had 7,795 restricted stock units vest at a value of $49.33 per share on January 24, 2014.

(3)         Mr. McRoberts exercised 5,166 stock options (exercise price of $18.28 per share) on March 11, 2014 at a value of $52.19 per share.

(4)  Mr. Scarfone exercised 13,500 stock options (exercise price of $22.52 per share) on March 7, 2014 at a value of $52.14 per share. He also exercised 13,900 stock options (exercise price of $22.52 per share) and 15,500 stock options (exercise price of $18.28 per share) on August 11, 2014 at a value of $57.14 per share.

Deferred Compensation Plan

Deluxe’s Deferred Compensation Plan permits eligible employees to defer annually the receipt of up to 100 percent of base salary, and up to 50 percent of bonuses. In connection with this Plan, Deluxe has created a non-qualified grantor trust (commonly known as a “Rabbi Trust”) through which Deluxe’s obligations under the Plan are funded. No assets are set aside for individual participants in the Plan, and the trust assets remain subject to the claims of Deluxe’s creditors. Amounts deferred under the Plan are payable on the earliest to occur of a change of control of Deluxe, the participant’s termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A.  Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant.  Deluxe also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants’ accounts if IRS limits or the deferrals made by a participant under this Plan have the effect of reducing the contributions they otherwise would receive from Deluxe under the Company’s qualified benefit plans.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Company Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Balance at Last FYE(3) ($)
Lee J. Schram	4,324	8,866	111,906
Terry D. Peterson	1,140	23	23,974
Malcolm J. McRoberts	1,244	4	4,319
John D. Filby	1,538	1	769
Anthony C. Scarfone	750	58,687	734,223

(1)         Company contributions in the form of ERISA excess payments and benefit plan equivalents are made after the end of the year to which they relate. Contributions made in 2014 are reflected in this column. No amounts were deferred by the Named Executive Officers in 2014.

(2)         Amounts represent earnings on contributions and deferrals made in prior years.  Participants in this plan allocate their deferrals into phantom funds similar to the funds available under the Company’s qualified retirement plans.  Amounts reported reflect the performance of these phantom funds.

(3)         The aggregate amounts reported in previous years’ Summary Compensation Tables and deferred into this Plan were $90,584 for Mr. Schram; $23,693 for Mr. Peterson; $1,762 for Mr. Filby; $4,111 for Mr. McRoberts; and $220,768 for Mr. Scarfone.

Severance, Retention and Change of Control Arrangements

Deluxe has severance arrangements or agreements with each of its Named Executive Officers.  Mr. Schram’s employment agreement contains provisions with respect to severance, and the other Named Executive Officers are subject to separate severance agreements (collectively “severance arrangements”).  The severance arrangements are intended to facilitate each executive’s attention to the affairs of Deluxe and to recognize their key role within the Company.  Under Mr. Schram’s employment agreement, he would be eligible to receive severance benefits if his employment were terminated without Cause by Deluxe or by him with Good Reason.  “Good Reason” includes (1) a material reduction in authority, duties or responsibilities without his written consent; (2) a material reduction in his total compensation or a failure by the Company to comply with his employment agreement; (3) a termination of his employment by the Company in a manner that does not comply with his employment agreement; or (4) a request by the Company that he act or omit to act in a way that violates the Company’s ethical guidelines or practices.  Mr. Schram’s employment agreement provides the following benefits if he is terminated by Deluxe without Cause or he terminates his employment for Good Reason:  (1) 12 monthly payments of his then current monthly base salary; (2) for a period of 12 months following completion of the initial 12 months of salary continuation, an additional monthly payment equal to the amount, if any, that his monthly base pay as of termination exceeds any monthly compensation he may earn from subsequent employment in that month; (3) executive level outplacement services for up to 12 months; and (4) an additional lump-sum payment of $13,000 to assist with expenses incurred in connection with his transition.

The severance arrangements with the other Named Executive Officers contain a similar definition of “Good Reason” and add, as an additional basis for resigning with Good Reason, a requirement to relocate more than 50 miles from his or her then current location.  If these executive officers are terminated by Deluxe without Cause or the executive officer terminates his or her employment for Good Reason, he or she will receive payments calculated on the same basis as the payments that Mr. Schram would receive, except that any additional monthly payment following the first 12 months of salary continuation would last for only up to six months.  Receipt of these benefits by Mr. Schram or any other Named Executive Officers is conditioned upon the executive entering into a release of certain claims.  The Named Executive Officers are required by their severance arrangements to maintain the confidentiality of Company confidential information for a period of two years after their termination.

Mr. Schram’s employment agreement also requires that for two years after he ceases to be employed by Deluxe he will not engage in any business that competes with Deluxe, will not hire any Company employee or induce an employee to provide confidential information to a third party, and will not induce any customer or supplier to stop doing business with the Company.  Mr. Filby and Mr. McRoberts also are subject to agreements that contain similar restrictions for a one-year period after they cease to be employed by Deluxe.

The severance arrangements are not effective if the executive’s employment is terminated following a change of control under circumstances that would entitle him or her to receive benefits under the retention agreements described below.

The Company maintains retention agreements (“Retention Agreements”) with Mr. Schram and other executive officers named to their positions prior to 2010 (referred to in this section as “Executives”) that are designed to ensure that Deluxe will receive the continued service of the Executive in the event of a change of control, by reducing the distraction that could be caused by personal uncertainty about his or her compensation and benefits under those circumstances.  Under the Retention Agreements, each of the participating Executives agrees to remain employed by Deluxe, and Deluxe agrees to continue to employ each Executive, until the second anniversary following a “Change of Control” (as that term is defined in the Retention Agreements).  During the two-year period (the “Employment Period”), each Executive is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the Executive during the 180-day period prior to the date (the “Effective Date”) of the Change of Control.  The annual base salary of an Executive may not be reduced below that earned by the Executive during the twelve-month period preceding the Effective Date, provided, however, that the annual base salary may be reduced to an amount that is not less than 90 percent of the base salary in effect on the Effective Date pursuant to an across-the-board reduction of base salary similarly affecting all executive officers of Deluxe.  In determining any increase in an Executive’s base salary during the Employment Period, the Executive is to be treated in a manner consistent with other peer Executives. The Executives also are entitled to receive annual incentive payments during the Employment Period on the same basis as other peer Executives. During the Employment Period, each Executive is also entitled to participate in Deluxe’s stock incentive, retirement, and other benefit plans on the same basis as Deluxe’s other Executives, and the benefits to the Executives under such plans generally may not be reduced from those provided during the one-year period prior to the Effective Date.

If, during the Employment Period, Deluxe terminates a participating Executive’s employment other than for “Cause” or “Disability,” or the Executive terminates his or her employment for “Good Reason” (as those terms are defined in the Retention Agreements), the Executive is entitled to a lump-sum payment equal to the sum of any unpaid base salary, deferred compensation and accrued vacation pay through the date of termination, plus a pro-rated annual incentive payment for the year of termination based on the greater of (1) the Executive’s target bonus under Deluxe’s Annual Incentive Plan in respect of the year in which the termination occurs or, if greater, for the year in which the Change of Control occurs (the “Target Bonus”) and (2) the annual incentive payment that the Executive would have earned for the year in which the termination occurs based upon projecting to the end of that year Deluxe’s actual performance through the termination date.  In addition, the Executive is entitled to receive a lump-sum payment equal to a multiple of the sum of the Executive’s annual base salary and the higher of the Target Bonus or the average of the Executive’s annual incentive payments for the last three full fiscal years prior to the Effective Date, plus the amount that would have been contributed by Deluxe or its affiliates to the retirement and supplemental retirement plans in which the Executive participated prior to his or her termination.  This multiple (hereinafter “payment multiple”) is three times (3x) for the CEO, two times (2x) for the Senior Vice Presidents and one time (1x) for the Vice Presidents.  Certain resignations and terminations in anticipation of a Change of Control also constitute qualifying terminations.  After a qualifying termination of employment, the Executives are also entitled to the continuation of their medical, disability, life and other health insurance benefits for the number of years corresponding to the applicable payment multiple and to certain out-placement services.

The Retention Agreements generally eliminate a tax gross-up payment to the Executive if the after-tax benefit, including a gross-up payment, does not equal at least $50,000 when contrasted with a reduction in the payments under the Retention Agreement to a level that would not result in an excise tax under Section 4999 of the Internal Revenue Code.  No new Retention Agreements were entered into by the Company in 2014, nor were any pre-existing Retention Agreements amended during the year.

Deluxe also has used standard forms of stock option, restricted stock and cash performance award agreements in conjunction with its LTIP that provide for vesting of the awards, in whole or in part, upon certain events, including termination of the employee without Cause or following a Change of Control.  For equity-based awards, vesting upon a Change of Control only will occur if the acquiring or surviving entity fails to honor the award agreements with comparable equity, or if the employee is terminated without “Cause” or resigns for “Good Reason” (as those terms are defined in the applicable award agreement) following the Change of Control.  For cash performance awards, if the employee is terminated without Cause or resigns for Good Reason more than one year into the performance period, they will be entitled to a pro rata payment of any payment to which they would otherwise have been entitled had their employment continued through the term of the agreement.  If the termination without Cause or resignation for Good Reason is in connection with or following a Change of Control, the employee will receive, within forty-five days of their termination or resignation, a pro rata payment of the target award amount provided for in their agreement.

The foregoing summary is qualified in its entirety by reference to the complete text of Mr. Schram’s employment agreement, and the forms of Retention Agreement, severance agreement, stock option, restricted stock, performance share and cash performance award agreements, all of which are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The following table illustrates the benefits that would be received by the current Named Executive Officers under the severance arrangements described above, assuming a hypothetical qualifying severance occurring on the last business day of the prior fiscal year.

SEVERANCE CALCULATIONS

Name	Salary Continuation(1) ($)	Outplacement(2) ($)	Stock Option Acceleration(3) ($)	Restricted Stock Acceleration(4) ($)	Other(5) ($)	Total ($)

Lee J. Schram	1,756,000	38,500	3,566,682	288,475	13,000	5,662,657
Terry D. Peterson	622,500	38,500	1,325,491	69,242	13,000	2,068,733
Malcolm J. McRoberts	667,500	38,500	835,888	55,379	13,000	1,610,267
John D. Filby	690,000	38,500	858,684	55,403	13,000	1,655,587
Anthony C. Scarfone	543,000	38,500	707,725	43,278	13,000	1,345,503

(1)         Salary continuation benefits include twelve months of full salary, plus the difference in compensation otherwise earned by the individual after termination and their base salary at termination from Deluxe for an additional (a) twelve months for the CEO, and (b) six months for the other executive officers.  Amounts shown assume no employment is secured after the initial twelve months, and therefore reflect maximum amounts payable.

(2)         Estimated cost of outplacement services for twelve months.

(3)         Accelerated vesting on stock options at the time of termination, with three months to exercise.  The value is based on the closing price of Deluxe common stock on the NYSE on December 31, 2014 ($62.25 per share).

(4)         Pro-rata acceleration of vesting on restricted stock based on the date of termination.  The value is based on the closing price of Deluxe common stock on the NYSE on December 31, 2014 ($62.25 per share).

(5)         Lump-sum payment to assist with transition expenses.

CHANGE OF CONTROL CALCULATIONS

Name*	Type of Compensation	Due on Change of Control followed by termination by Company without Cause or by Executive for Good Reason ($)	Due on Change of Control ($)

	Severance(1)	5,794,800	0
	Pro-Rata Bonus(2)	1,185,300	0
	Long-Term Cash Performance Plan(3)	699,680	0
	Vesting of Options(4)	3,566,650	0
	Vesting of Restricted Stock(5)	2,885,474	0
Lee J. Schram	Benefit Continuation(6)	81,483	0
	Outplacement(7)	38,500	0
	Total Payments Before Excise Tax	14,251,887	0
	Excise Tax Gross-Up(8)	0	0
	Total	14,251,887	0

	Severance(1)	1,361,891	0
	Pro-Rata Bonus(2)	280,125	0
	Long-Term Cash Performance Plan(3)	174,920	0
	Vesting of Options(4)	969,056	0
	Vesting of Restricted Stock(5)	773,581	247,195
Terry D. Peterson	Benefit Continuation(6)	25,674	0
	Outplacement(7)	38,500	0
	Total Payments Before Excise Tax	3,623,746	247,195
	Excise Tax Gross-Up(8)	0	0
	Total	3,623,746	247,195

Name*	Type of Compensation	Due on Change of Control followed by termination by Company without Cause or by Executive for Good Reason ($)	Due on Change of Control ($)

	Severance(1)	1,424,000	0
	Pro-Rata Bonus(2)	267,000	0
	Long-Term Cash Performance Plan(3)	159,927	0
	Vesting of Options(4)	835,888	0
	Vesting of Restricted Stock(5)	396,657	197,706
Malcolm J. McRoberts	Benefit Continuation(6)	30,340	0
	Outplacement(7)	38,500	0
	Total Payments Before Excise Tax	3,152,312	197,706
	Excise Tax Gross-Up(8)	0	0
	Total	3,152,312	197,706

	Severance(1)	690,000	0
	Pro-Rata Bonus(2)	0	0
	Long-Term Cash Performance Plan(3)	159,927	0
	Vesting of Options(4)	858,684	0
John D. Filby	Vesting of Restricted Stock(5)	197,706	0
	Benefit Continuation(6)	13,000	0
	Outplacement(7)	38,500	0
	Total Payments Before Excise Tax	1,957,817	0
	Excise Tax Gross-Up(8)	0	0
	Total	1,957,817	0

	Severance(1)	1,200,648	0
	Pro-Rata Bonus(2)	244,350	0
	Long-Term Cash Performance Plan(3)	124,943	0
	Vesting of Options(4)	707,700	0
	Vesting of Restricted Stock(5)	270,663	154,505
Anthony C. Scarfone	Benefit Continuation(6)	39,978	0
	Outplacement(7)	38,500	0
	Total Payments Before Excise Tax	2,626,782	154,505
	Excise Tax Gross-Up(8)	0	0
	Total	2,626,782	154,505

*As reported earlier in this Proxy Statement, no Retention Agreements have been provided to executive officers since 2010.  As a result, Mr. Filby, who was hired in 2012, does not have a Retention Agreement. Messrs. Schram, Peterson, McRoberts, and Scarfone have Retention Agreements because each was hired into a position eligible for a Retention Agreement prior to 2010.

(1)         Severance applicable under the Retention Agreements is equal to three times for Mr. Schram, and two times for Messrs. Peterson, McRoberts, and Scarfone, the total of (a) current base salary, plus (b) the higher of the individual’s target annual bonus or the average actual bonus earned for each of the prior three years.  For Mr. Filby, severance benefits would be provided under the severance arrangement previously described, and equal to twelve months of base salary plus the difference in compensation he would earn after severance and his base salary at termination from Deluxe for up to an additional six months.

(2)         For executive officers with Retention Agreements, the greater of pro-rata bonus at expected performance or pro-rata target bonus.

(3)         No payout of the long-term cash performance plan award prior to the end of the first year of performance; termination following the first year of performance but prior to the end of the performance period results in a pro-rata payout assuming target performance.  As a result and reflected above, the 2014 plan does not pay out and the 2013 plan pays out pro-rata at target.

(4)         Currently outstanding stock options do not vest upon a Change of Control unless the surviving entity fails to honor award agreements with comparable equity (i.e., a double trigger).  Therefore, no accelerated vesting is assumed in the column titled “Due on Change of Control”.  The amount listed in the column titled “Due on Change of Control followed by termination by Company without Cause or by Executive for Good Reason” reflects full acceleration of options.

(5)         Currently outstanding restricted stock awards do not vest upon a Change of Control unless the surviving entity fails to honor award agreements with comparable equity (i.e., a double trigger).  Therefore, no accelerated vesting is assumed in the column titled “Due on Change of Control”.  The amounts listed for Messrs. Peterson, McRoberts and Scarfone reflect accelerated vesting of restricted stock units elected to be received in lieu of a portion of their cash bonuses under the Annual Incentive Plan.

(6)         Assumes annual Medical, Life, Dental & Vision (and Disability for Schram) for three years for Mr. Schram, and two years for Messrs. Peterson, McRoberts and Scarfone.  Mr. Filby would receive a lump sum payment in lieu of benefits continuation under the terms of his severance arrangement.

(7)         Assumes full use of the 12-month executive outplacement program at an amount not to exceed $38,500.

(8)         The excise tax imposed by the Internal Revenue Code (“Code”) on excess “parachute payments” is 20 percent.  This excise tax, together with any corresponding tax gross-up, applies only if the total value of change of control payments calculated under Section 280G of the Code equals or exceeds three times the average annual compensation attributable to the executive’s employment with Deluxe over the prior five-year period.  As a result, the gross-up amount shown reflects the executive’s unique earnings history with Deluxe and can vary significantly from year to year.

FISCAL YEAR 2014 AUDIT

AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The following is the report of the Audit Committee with respect to Deluxe’s audited financial statements presented in its Annual Report to Shareholders for the fiscal year ended December 31, 2014, which include the consolidated balance sheets of Deluxe as of December 31, 2014 and 2013, and the related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2014, and the notes thereto.  The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Deluxe specifically incorporates it by reference in such filing.

The Audit Committee of the Board of Directors currently is comprised of the five undersigned directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE.  The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee reviews the adequacy of that charter on an annual basis. A complete copy of the Committee’s charter is posted in the News and Investor Relations section of Deluxe’s website at www.deluxe.com under the “Corporate Governance” caption on the “Investor Relations” page.

As stated in its charter, the Audit Committee assists the Board in monitoring the integrity of Deluxe’s financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and Deluxe’s compliance systems.  In carrying out these responsibilities, the Audit Committee met with Deluxe management periodically during the year to consider the adequacy of Deluxe’s internal controls and the objectivity of its financial reporting.  The Audit Committee discussed these matters with PricewaterhouseCoopers LLP, Deluxe’s independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports to and has unrestricted access to the Audit Committee.

The Audit Committee reviewed with management and the independent registered public accounting firm Deluxe’s 2014 audited financial statements and met with both management and the independent registered public accounting firm to discuss those financial statements and reports prior to issuance.  Management has the primary responsibility for Deluxe’s financial statements and the overall reporting process, including Deluxe’s system of internal controls.  Management has represented, and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit Committee, that Deluxe maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2014, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of Deluxe.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  As part of its efforts to ensure the independence of Deluxe’s independent registered public accounting firm, the Committee maintains a policy requiring the pre-approval by the Committee of all services to be provided by the independent registered public accounting firm, and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence.

Based on the review and discussions referred to above, the Committee recommended to Deluxe’s Board of Directors that Deluxe’s audited financial statements be included in Deluxe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

MEMBERS OF THE AUDIT COMMITTEE

Mary Ann O’Dwyer, Chair
Charles A. Haggerty
Neil J. Metviner
Stephen P. Nachtsheim
Thomas J. Reddin

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered for Deluxe by PricewaterhouseCoopers LLP during the years ended December 31, 2014 and 2013 were as follows:

	2014	2013
Audit Fees	$1,792,808	$1,714,150

Audit-Related Fees	$228,935	$129,879

Tax Fees	$145,000	$312,300

All Other Fees	$1,800	$1,800

Total Fees	$2,168,543	$2,158,129

The Audit Fees billed for the years ended December 31, 2014 and 2013 were for professional services rendered for audits of the annual consolidated financial statements and the Company’s internal controls over financial reporting, reviews of the related quarterly financial statements included in Deluxe’s quarterly reports on Form 10-Q filed with the SEC, review of responses to SEC comment letters, consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit, and an audit of the separate financial statements of one of the Company’s subsidiaries.  Also included in 2013 fees were services in connection with the filing of SEC registration statements.

The Audit-Related Fees in 2014 and 2013 related to independent testing of our Information Technology (IT) General Controls at Deluxe data centers and related reporting pursuant to American Institute of Certified Public Accountants (AICPA) standards. Also included in 2014 fees were services related to an assessment of certain IT matters.

Tax Fees in 2014 and 2013 consisted of fees for tax consulting services.

All Other Fees consisted of license fees for the use of a technical accounting research tool.

The Audit Committee approved all of the services and fees described above.

Policy on Audit Committee Pre-Approval of Accounting Firm Fees and Services

In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining their independence, the Audit Committee has adopted a policy which requires the Audit Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services.  The Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit Committee meeting.  The Audit Committee is required to specifically approve the fee levels for all services.  Requests for approval of services must be jointly submitted to the Audit Committee by the independent registered public accounting firm, Deluxe’s Chief Financial Officer and Deluxe’s Vice President Assurance and Risk Advisory Services, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence and (2) a reasonably detailed description of the proposed services.  The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted in the News and Investor Relations section of our website at www.deluxe.com under the “Corporate Governance” caption.  A copy of the Policy is available in print free of charge to any stockholder who submits a request to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

ITEM 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm to examine Deluxe’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2014.  PricewaterhouseCoopers LLP has acted as Deluxe’s independent registered public accounting firm since 2001.

Pursuant to the Audit Committee’s charter, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for fiscal year ending December 31, 2014 to the shareholders for ratification.  Shareholder approval of this appointment is not required, but the Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of the Company’s shareholders.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  Deluxe anticipates that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm.

2016 SHAREHOLDER PROPOSALS

Any shareholder proposals intended to be included in the Proxy Statement for the annual meeting of shareholders in 2016 must be received by Deluxe’s Corporate Secretary at 3680 Victoria Street North, Shoreview, Minnesota 55126-2966 no later than the close of business on November 11, 2015.  Proposals received by that date will be included in Deluxe’s 2016 Proxy Statement only if the proposals are proper for consideration at an annual meeting and are required for inclusion in the Proxy Statement by, and conform to, the rules of the SEC.

In accordance with the notice provisions contained in Deluxe’s bylaws, a shareholder may present a proposal at the 2016 annual meeting of shareholders that is not included in Deluxe’s Proxy Statement if proper written notice is given to Deluxe’s Chief Executive Officer or Corporate Secretary at the Company’s principal executive offices no later than the close of business on January 1, 2016.  The notice must contain the information required by Deluxe’s bylaws.  You may obtain a copy of the bylaws by writing to Deluxe’s Corporate Secretary.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of Deluxe and its shareholders. The proxies solicited by Deluxe will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before Deluxe printed and mailed these proxy materials.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Shareholders who wish to obtain a copy of our 2014 Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2014, may do so without charge by viewing these documents on our Investor Relations website at www.deluxe.com/about-deluxe/investor-relations or by writing to:  Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

By order of the Board of Directors

Anthony C. Scarfone
Corporate Secretary

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000229391_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Ronald C. Baldwin 02 Charles A. Haggerty 03 C.E. Mayberry McKissack 04 Don J. McGrath 05 Neil J. Metviner 06 Stephen P. Nachtsheim 07 Mary Ann O'Dwyer 08 Thomas J. Reddin 09 Martyn R. Redgrave 10 Lee J. Schram DELUXE CORPORATION 3680 VICTORIA STREET NORTH SHOREVIEW, MINNESOTA 55126 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3 For Against Abstain 2. To cast an advisory (non-binding) vote on the compensation of our Named Executive Officers (a Say-on-Pay vote). 3. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. NOTE: To take action on any other business that may properly come before the meeting and any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000229391_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . DELUXE CORPORATION This proxy is solicited by the Board of Directors The undersigned appoints Martyn R. Redgrave, Lee J. Schram and Anthony C. Scarfone as proxies (the "Named Proxies"), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 3, 2015, at the annual meeting of shareholders to be held on April 29, 2015, and at any adjournment thereof. This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted "FOR" the nominees and proposals set forth in Items 1, 2, and 3. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe Corporation anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders. Continued and to be signed on reverse side

See the reverse side of this notice to obtain proxy materials and voting instructions. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on <mtgdate>. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: <mtgtype> For holders as of: <recdate> Date: Time: <mtgtime> Location: 0000229390_1 R1.0.0.51160 DELUXE CORPORATION DELUXE CORPORATION 3680 VICTORIA STREET NORTH SHOREVIEW, MINNESOTA 55126 Annual Meeting March 03, 2015 April 29, 2015 April 29, 2015 2:00 PM CDT 3680 Victoria Street North Shoreview, Minnesota 55126

Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. How To Vote . Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . . 0000229390_2 R1.0.0.51160 1. Annual Report 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 15, 2015 to facilitate timely delivery.

Voting items 0000229390_3 R1.0.0.51160 The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Ronald C. Baldwin 02 Charles A. Haggerty 03 C.E. Mayberry McKissack 04 Don J. McGrath 05 Neil J. Metviner 06 Stephen P. Nachtsheim 07 Mary Ann O'Dwyer 08 Thomas J. Reddin 09 Martyn R. Redgrave 10 Lee J. Schram The Board of Directors recommends you vote FOR proposals 2. and 3 2. To cast an advisory (non-binding) vote on the compensation of our Named Executive Officers (a Say-on-Pay vote). 3. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. NOTE: To take action on any other business that may properly come before the meeting and any adjournment thereof.

0000229390_4 R1.0.0.51160